Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144093

Revised Offer by SkyTerra Communications, Inc.

to Issue

Options to Purchase

Shares of Common Stock

of

SkyTerra Communications, Inc.

in Exchange for

the Termination of Outstanding Options to Purchase

Limited Partnership Interests

of

Mobile Satellite Ventures LP

THIS OFFERING WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 29, 2008, UNLESS WE EXTEND THIS OFFERING.

We are offering to issue to you options to purchase shares of common stock of SkyTerra Communications, Inc., or SkyTerra, par value $0.01 per share, in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your options to purchase limited partnership interests of Mobile Satellite Ventures LP, or MSV, and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in a series of transactions, referred to herein as the “Exchange Transactions,” that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $22.56 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on May 14, 2008 of $8.00 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options. To the extent you have previously validly tendered your options in this offering, no further action is required on your behalf if you would like to participate in this offering.

Except as set forth herein, participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010.

Notwithstanding the foregoing, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•

A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a number of third parties who are considered a group (in each case a “group”) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events:

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Further, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•	1/2 of the SkyTerra common stock underlying the SkyTerra options will be released on March 1, 2009, and

•	the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares, calculation of the shares of SkyTerra common stock subject to release and sale of such common stock.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Holders of MSV options who are residents of Canada may choose to participate in this offering on the same terms as offered to holders of MSV options who are U.S. persons or may choose to participate in this offering on the terms offered to residents of Canada. For more information regarding the terms of this offering for Canadian residents, see “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?” The terms of this offering are different for Canadian residents choosing to participate in this offering due to the Canadian tax consequences to them. For more information regarding the tax consequences to Canadian residents, see “Questions and Answers about this Offering—If I am a Canadian Resident, Will I be Taxed at the Time of the Exchange?” and “This Offering—Material Canadian Federal Income Tax Consequences.”

See “ Risk Factors” beginning on page 13 for a discussion of issues that you should consider in determining whether to participate in this offering.

Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “SKYT.” On May 14, 2008, the closing bid price of our common stock as reported on the OTC Bulletin Board was $8.00 per share. Unless otherwise provided herein, all references to $ or dollar amounts are to United States currency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OPTIONS TO PURCHASE SKYTERRA COMMON STOCK TO BE ISSUED IN THIS OFFERING OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 15, 2008

QUESTIONS AND ANSWERS ABOUT THIS OFFERING	i
SUMMARY	1
Introduction	1
Information About SkyTerra and MSV	3
This Offering	6
Summary Selected Historical Financial Data	11
SkyTerra Dividend Policy	12
RISK FACTORS	13
BACKGROUND AND REASONS FOR THIS OFFERING	18
FACTORS FOR CONSIDERATION BY HOLDERS OF MSV OPTIONS	20
THIS OFFERING	22
Exchange of Options to Purchase SkyTerra Common Stock	22
Timing of this Offering	22
Extension, Termination and Amendment	22
Delivery of SkyTerra Options	23
Lockup	23
No Fractional Shares of SkyTerra Common Stock	25
Procedure for Participating in this Offering	25
Effect of Participating in this Offering	26
Material U.S. Federal Income Tax Consequences	28
Material Canadian Federal Income Tax Consequences	29
Conditions of this Offering	30
U.S. Approvals	31
Non-U.S. Approvals	31
DESCRIPTION OF SKYTERRA OPTIONS	32
INTERESTS OF CERTAIN PERSONS IN THIS OFFERING	34
COMPARISON OF RIGHTS OF HOLDERS OF MSV OPTIONS AND HOLDERS OF SKYTERRA OPTIONS AND CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING SKYTERRA COMMON STOCK AND MSV LIMITED PARTNERSHIP INTERESTS	35
MANAGEMENT OF SKYTERRA	46
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	46
LEGAL MATTERS	46
EXPERTS	47
WHERE YOU CAN FIND MORE INFORMATION	47
ANNEXES:
ANNEX A—INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SKYTERRA	A-1
ANNEX B—INTERESTS OF THE DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF MSV IN THIS TRANSACTION	B-1

As permitted under the rules of the Securities and Exchange Commission, or SEC, this Prospectus incorporates important business and financial information about SkyTerra and MSV that is contained in documents filed with the SEC but that is not included in or delivered with this Prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 47.

You also may request copies of these documents from us, without charge, upon written or oral request to Randy Segal, SkyTerra Communications, Inc., 10802 Parkridge Boulevard, Reston, VA 20191, collect at (703) 390-1899. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration date of this offering. Unless this offering is extended, the latest you should request copies of these documents is May 22, 2008.

Unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “SkyTerra” and similar references refer to SkyTerra Communications, Inc. and its directly or indirectly owned subsidiaries, including MSV and its subsidiaries. In addition, and unless otherwise stated or the context otherwise requires, references in this Prospectus to “our satellites,” “our spectrum,” “our authorizations,” “our network” and similar references refer to the satellites, spectrum, authorizations and networks of MSV and Mobile Satellite Ventures (Canada) Inc., or MSV Canada. “SkyTerra options” refers to the options to purchase shares of common stock of the Company offered hereby, “MSV options” refers to options to purchase limited partnership interests of MSV under the MSV Plan and “MSV Plan” refers to the Mobile Satellite Ventures LP 2001 Unit Incentive Plan, as amended.

In “Questions and Answers About this Offering” below and in the “Summary” beginning on page 1, we highlight selected information from this Prospectus but we have not included all of the information that may be important to you. To better understand this offering and for a more complete description of its legal terms, you should read carefully this entire Prospectus, including the Annexes, as well as the documents we have incorporated by reference into this Prospectus. See “Where You Can Find More Information” beginning on page 47.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q.	Why Are We Making This Offering?

A.	We currently own approximately 99.3% of the outstanding limited partnership interests of MSV or approximately 92.4% on a fully diluted basis. We are making this offering for the purpose of further simplifying the ownership structure of MSV and to provide holders of MSV options with the opportunity to obtain options to acquire SkyTerra common stock.

Q.	What Am I Being Asked to Decide?

A.	If you are a U.S. resident person who holds MSV options you are being asked to elect whether to participate in this offering to exchange your MSV options for SkyTerra options generally on the terms outlined herein or to continue to hold your MSV options.

If you are a Canadian resident person who holds MSV options you are being asked to elect to participate in this offering to exchange your MSV options for SkyTerra options on the same terms set forth for U.S. residents or to elect to participate in this offering to exchange your MSV options on the special terms only offered to residents of Canada. See “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?”

Both U.S. and Canadian residents are required to make their election within the period of time during which this offering remains open, including any extension.

Q.	What Will I Receive In Exchange For Terminating Each Outstanding Option To Purchase One Limited Partnership Interest In MSV That I Currently Hold?

A.	If you elect to participate, upon completion of this offering, you will receive SkyTerra options in exchange for your irrevocable agreement to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions, that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $22.56 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on May 14, 2008 of $8.00 per share. If you elect to participate in this offering, for each MSV option you own with an exercise price of

•	$6.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $2.29 per share.

•	$20.94, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $7.425 per share.

Therefore, the aggregate exercise price for the options you hold will not change, whether or not you elect to participate in this offering.

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options. In other words, all options you hold that are

i

vested, will be exchanged for options similarly vested, and continued vesting of any unvested options you hold will vest with respect to the SkyTerra options you receive on the terms of the schedule of your original MSV option grant. However, any of the SkyTerra shares you receive upon exercise of SkyTerra options will be subject to a lockup as described in this Prospectus.

Q.	What is the Nature of the Lockup That My SkyTerra Shares Will Be Subject to If I Exercise the SkyTerra Options I Receive in this Offering?

A.	Participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described below.

Release of the Lockup:

A participant in this offering will be released from this lockup provision if the participant receives the written consent from our board of directors or a duly authorized committee thereof. In addition, the lockup will automatically terminate

(1)	on the 90th day following the consummation of any of the following events:

•	a cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group of third parties, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

(2)(i)	commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

(ii) upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock unconditionally under the terms of this offering.

In addition, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

Prior to May 1, 2010, without the express permission of SkyTerra, the participants in this offering will not be able to sell SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering that are released from the lockup on March 1, 2009 and March 1, 2010 in over-the-counter market.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares.

For the avoidance of doubt, following the release, in any order, of both 1/2 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering on March 1, 2009 and 1/3 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering pursuant to either a cash investment of not less than $300 million or the market price of the SkyTerra common stock exceeding $18 per share, in calculating the number of shares subject to a release during the latter release, the number of shares of common stock underlying the SkyTerra options received in this offering held by a participant as of the date of the Prospectus (as if the exchange occurred as of the date of the Prospectus) shall be used. Please see the examples below:

Example 1

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares of the original 90 are released);

3.	Time 3 (cash investment event or $18 trading price occurs post March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares are released, since 1/3 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

Example 2

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (cash investment event or $18 trading price occurs prior to March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares of the original 90 are released);

3.	Time 3 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares are released, since 1/2 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

You should note that, as described elsewhere in this Prospectus, the manner of sale for the shares released in 2 and 3 above differs.

Q.	Does SkyTerra Recommend That I Participate In This Offering?

A.	SkyTerra, our board of directors and management, MSV and its board of directors and management are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully and consult its own advisors before making any decision with respect to this offering.

Q.	Are the Terms of the Exchange Offer Identical for All Employees, Including Senior Management?

A.	Yes, the terms are identical for all employees at all levels, with the exception of the additional terms offered to residents of Canada because of the differences in Canadian tax law from U.S. tax law. See “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?” Other than the terms offered to residents of Canada, all of the terms, rights and agreements are identical for all employees including officers of the Company.”

Q.	How Will the Terms of this Offering be Different if I am a Canadian Resident Employee?

A.	Due to the tax consequences to Canadian residents, holders of MSV options who are residents of Canada may choose to participate in this offering on the same terms as offered to holders of MSV options who are U.S. persons or may choose to participate in this offering on the terms offered to residents of Canada.

The terms of this offering will be identical for Canadian and U.S. residents, with the exception of the date of the exchange, continued ability to exercise MSV options prior to the exchange and certain covenants not to sue, as further described below. If you are a Canadian resident and choose to participate in this offering, you must make such election within the period of time during which this offering remains open, including any extension. Regardless of whether you elect to participate in this offering on the terms offered to U.S. persons or the terms offered to residents of Canada, at the time of such election, you will covenant not to make any claim of liability against us, MSV and our respective affiliates and you will agree to release us, MSV and our respective affiliates, retroactively, of any claims of liability you may have, in each case with respect to such MSV options, subject to the exceptions described below.

If you elect to participate in this offering on the terms offered to U.S. persons, you will make the exchange upon completion of this offering (at the same time as U.S. residents).

If you are a Canadian resident and choose to participate in this offering on the terms offered only to residents of Canada:

1.	Subject to 4 below, you will make the exchange within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which you are participating, as the case may be, provided there has been a release of the lockup and only to the extent of such release, or within ten business days following the release of the lockup in all other instances, in each case, to the extent you are still employed by MSV at such time or you have previously terminated your employment for “good reason” or your employment was terminated “without cause” (as defined in the SkyTerra Communications, Inc. 2006 Equity Incentive Plan (the “SkyTerra Plan”)). See “This Offering—Lockup” for further description of the release schedule and sale of SkyTerra common stock.

2.

Except for any options you have that qualify for the extended one-year-post liquidity exercise benefit (See “Questions and Answers About the Offering—If I Have Exchanged MSV Options for SkyTerra Options, What if I Voluntarily Terminate My Employment?”) and subject to 4 below, you will make the exchange on the tenth business day following your voluntary termination of your employment or service with MSV and the SkyTerra options you will then hold will expire on the 90th day following such termination. The lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule.

3.	Prior to the release of the lockup, or termination of your employment, you will remain entitled to exercise your MSV options in accordance with their terms; however, you will agree, at the time of election to participate in this offering, that if you exercise your MSV options at any time prior to the release of the lockup, you will be deemed to have withdrawn from participating in this offering and any MSV limited partnership interests acquired as a result of such exercise may not be transferred to any person other than SkyTerra and its subsidiaries.

4.	At the time of release from the lockup (or termination of employment), you may choose to retain your MSV options and allow them to expire in accordance with their terms rather than exchange such MSV options for SkyTerra options; however, you will agree, at the time of election to participate in this offering, that if you forego exchanging your MSV options for SkyTerra options at the time of the release of the lockup (or termination of employment), you will not exercise your MSV options at all.

5.	You will agree at the time of election to participate in this offering to amendments to the terms of your MSV options allowing for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see below “—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” You will further agree that such extensions will be forfeited by you if you withdraw your participation from this offering, either in order to exercise your MSV options before the release of the lockup or to allow your MSV options to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

You will have the same rights and obligations as all other participants in this offering with respect to the SkyTerra options you receive. All SkyTerra options issued in this offering will expire on the same terms, regardless of the residence of their holder.

Except as otherwise set out herein, the exchange of MSV options held by Canadian residents who choose to participate in this offering will be subject to the same terms (including the same ratio of exchange of SkyTerra options to MSV options and the same exercise price) applicable to U.S. residents who choose to participate in this offering.

Q.	Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?

A.

Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, then the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) you hold will expire on the 90th day following such termination, and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or the MSV options you retain if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) will expire one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such options for each subsequent year you are employed by MSV following May 1, 2007 and the remaining SkyTerra options issued to you in this offering will expire on the 90th day following such termination of employment or service. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

As used above, “good reason” has the following meaning:

•	a ten or more percent reduction in your annual base salary as in effect immediately prior to the date of this prospectus;

•	demotion of the title you held prior to the date of this prospectus;

•	the relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment immediately prior to the date of this prospectus;

•

the requirement of SkyTerra or MSV that your duties be based anywhere other than such principal place of employment (or permitted relocation thereof), excluding business travel to an extent substantially consistent with your business travel obligations prior to the date of this prospectus);

v

•	your termination of your service due to death or disability; or

•	your retirement at or after age 62, after employment or service with MSV and/or with its predecessor companies for a period of in excess of ten years at retirement.

Q.	If I have Exchanged My MSV Options for SkyTerra Options, What Happens if I Am Involuntarily Terminated From Employment?

A.	If you are involuntarily terminated “without cause” (as described below), you retain your options following the termination and will be entitled to exercise your options to the extent vested at any time for up to one year after the release of the lock-up as described above. For example, if you were involuntarily terminated “without cause” on January 1, 2008, and none of the accelerated liquidity events occurred, such that the sale restrictions remain in place until May 1, 2010, you would have until May 1, 2011 to exercise your options to the extent vested. If, in the above example, an accelerated liquidity event occurs on January 1, 2009, you will have only until January 1, 2010 to exercise your options to the extent vested. For an involuntary termination without cause, your post-termination exercise period is extended to allow you up to one year following the release of the lock-up in which to exercise your SkyTerra options and sell the underlying shares.

Q.	If I Have Exchanged My MSV Options for SkyTerra Options, What Happens If I Voluntarily Terminate My Employment?

A.	If you voluntarily terminate your employment other than for “good reason” your new options will continue to provide to you the same right you have today to exercise your options within 90 days following your termination. In the event your termination is for retirement at or after age 62, after employment or service with MSV and/or with its predecessor companies for a period of in excess of ten years at retirement, your post-termination exercise period will be extended to allow you up to one year following the expiration or termination of the lockup period in which to exercise your options (i.e. the same treatment as in the case of involuntary termination). In addition, for each year you continue to work at MSV following May 1, 2007 before your voluntary termination, 1/3 of your options will be entitled to the extended one-year post-liquidity exercise benefit. For example, if you voluntarily leave MSV on May 20, 2008 (not by reason of death or disability) you will be entitled to continue to exercise 1/3 of your options until one year after the liquidity event occurs but the remaining 2/3 of your options will expire 90 days following your termination of employment. If you terminate for “good reason,” the more beneficial rules applicable to involuntary termination will apply to your right to exercise, as described above.

Q.	If I Decide Not To Participate In This Offering, How Will This Affect My MSV Options?

A.	Except as described herein with respect to Canadian residents, you may not retain any MSV options if you participate in this offering and the offering is completed as described herein and you will not be entitled to revoke your participation in this offering once you have provided a properly completed and duly executed U.S. or Canadian Exchange Form as described herein, as applicable. If we do not complete this offering, you will retain your MSV options with their current terms. If you choose not to participate in this offering, you will continue to hold your MSV options on the same terms as you held them prior to this offering.

Q.	How Long Will It Take To Complete This Offering?

A.	We hope to complete this offering promptly after its expiration at 5:00 p.m., New York City time, on May 29, 2008. However, we may extend this offering if the conditions to this offering have not been satisfied as of this offering’s scheduled expiration or if we are required to extend this offering pursuant to the tender offer rules of the SEC.

Q.	What Are The Most Significant Conditions To This Offering?

A.	The following conditions, among others, must be met:

•	MSV having agreed to terminate your MSV options upon your election to participate in, and the completion of, this offering;

•	MSV having agreed to amend the MSV options held by Canadian residents to have post-termination terms comparable to those in the SkyTerra options to be issued to U.S. persons;

•	MSV having issued to SkyTerra an option to purchase an additional limited partnership interest of MSV for each MSV option terminated;

•	receipt of permission to conduct the exchange in Virginia and Maryland; and

•	receipt by SkyTerra of an opinion from our financial advisor that the exchange is value for value.

These conditions and other conditions to this offering are discussed in this Prospectus under “This Offering—Conditions of this Offering” beginning on page 30.

Q.	Will I Be Taxed On Receipt Of SkyTerra Options Pursuant To This Offering?

A.	We believe that the receipt by United States individual citizens or residents of SkyTerra options in this offering should not be taxable, and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to you. For a more detailed discussion see “Material U.S. Federal Income Tax Consequences” beginning on page 28.

Q.	If I am a Canadian Resident Employee, Will I be Taxed at the Time of the Exchange?

A.	We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. If you elect to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when you make the exchange upon completion of this offering regardless of whether you exercise your option or are able to sell the underlying stock. If you elect to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when you make the exchange within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which you are participating, as the case may be, provided there has been a release of the lockup and only to the extent of such release, or within ten business days following the release of the lockup in all other instances, or on the tenth business day after your termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. For a more detailed discussion see “Material Canadian Federal Income Tax Consequences” beginning on page 29.

Q.	If I Choose to Exchange my MSV Options for SkyTerra Options, Why Will the Underlying SkyTerra Shares be Subject to a Lockup for Over Two Years?

A.

There are several factors that the SkyTerra board considered in determining the liquidity structure of the offer. Among other things, the SkyTerra board considered that there is currently no public market for MSV LP units, and transfer of those units is subject to restrictions outlined in the MSV partnership agreement. Accordingly, the offer provides MSV options holders with a clearer path to liquidity through SkyTerra. At the same time, if all the outstanding MSV options were converted into SkyTerra options, a significant number of the SkyTerra shares would be represented. As the trading market for SkyTerra common stock currently is limited and the common stock not very liquid, there was concern that without a lockup, employee stock sales could have a significant detrimental impact on SkyTerra’s trading market, price and stability, adversely impacting SkyTerra’s ability to raise funds in the equity market. The liquidity release provisions—including the funding, strategic transaction and stock price releases—were designed to capture changes affecting SkyTerra which could positively impact the liquidity of the common stock. In addition, the revised terms of the offering, including additional release provisions, were designed to provide additional paths to liquidity for MSV option holders. Moreover, because many of the outstanding MSV options are currently significantly “in the money,” and accordingly the corresponding SkyTerra options will be in the money, there could be significant trading volume and sales of SkyTerra stock which the market might not support in the absence of achieving those events.

The SkyTerra board also considered that SkyTerra’s success depends on MSV’s ability to retain its key employees to develop its next generation networks. The liquidity schedule was developed to balance the need to both incentivize employees to remain at MSV to develop the next generation system and to reward the employees with liquidity as MSV and SkyTerra achieve certain important milestones and as the SkyTerra stock value increases. Some of the complexities of the exchange terms—relating to involuntary versus voluntary termination—were aimed to balance the goals of retaining, motivating and rewarding employees.

Finally, the SkyTerra board considered that circumstances may change that may warrant liquidity at other points in time, and has also reserved the right to shorten or eliminate the lockup, in its sole discretion, as circumstances may dictate, although there is no assurance it will do so.

Q.	Can I Discuss My Own Decision on Whether to Participate in the Exchange With Other Employees, Including Company Executives?

A.	You are free to discuss your personal decision with other employees, if you wish to do so. Each employee (including those who are officers of MSV) who hold MSV options will be making decisions for themselves personally. A decision by an employee or officer of MSV as to their personal election as to their own options does not constitute any endorsement (one way or other) by such individual on behalf of MSV or SkyTerra. U.S. securities laws require that the terms of this offering and the offering made to you be as described in the offering documents and the materials provided to you. U.S. securities laws provide that the offering can only be made by this statutory prospectus, and strictly limit what management can do to provide additional information to you, and prohibit management from providing to you any advice or guidance on your election to exchange. Consistent with these legal restrictions, SkyTerra and MSV will designate a limited number of employees (in legal and/or human resources), in Ottawa and Reston, who will assist in the administration of the exchange offer, including the submission of the forms, and to ensure compliance with all applicable securities laws. Your respective managers and other executives in the company will defer all inquiries to these designated administrators of the exchange offer. You should also consider consulting with independent counsel and/or a tax adviser in connection with your decision to participate in the exchange offer.

Q.	Who Will Be Provided Information on My Decision to Exchange?

A.	The decision to exchange will need to be implemented by MSV and SkyTerra to issue new stock options, effect appropriate tax reporting, operate appropriately the ongoing stock option plans, and to ensure appropriate reporting under applicable securities laws, among other ongoing administrative and legal requirements. In addition, the participation and exchange by certain employees will be subject to securities law reporting and disclosure. As a result, the information with respect to exchanges will be reviewed, tabulated and, if and as required, disclosed to facilitate the implementation of the exchange and as legally required by applicable securities and tax laws (both US and Canadian).

Q.	If I Previously Tendered My Options in This Offering, Do I Need to Take Any Further Action in Order to Participate in the Offering?

A.	To the extent you have previously validly tendered your options in this offering, no further action is required on your behalf if you would like to participate in this offering.

SUMMARY

Introduction

We currently own approximately 99.3% of the outstanding limited partnership interests of MSV or approximately 92.4% on a fully diluted basis. We are making this offering for the purpose of simplifying the ownership structure of MSV and to provide the holders of MSV options with the opportunity to obtain options to acquire SkyTerra common stock.

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $22.56 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on May 14, 2008 of $8.00 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein.

Notwithstanding the foregoing, a participant in this offering will be released from this lockup provision if the participant receives the express permission from our board of directors or a duly authorized committee thereof. In addition, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares, calculation of the shares of SkyTerra common stock subject to release and sale of such common stock.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Since September 2006, we have consummated the Exchange Transactions, in which we acquired additional interests in MSV from its other limited partners in exchange for shares of our non-voting and/or voting common stock, resulting in us currently owning, through MSV Investors, LLC, or MSV Investors, approximately 99.3% of the outstanding limited partnership interests of MSV, and 100% of the outstanding common stock of Mobile Satellite Ventures GP, or MSV GP, MSV’s general partner:

•

On September 25, 2006, we acquired an additional 14.2 million limited partnership interests of MSV and 2,072.78 shares of the common stock of MSV GP, from TerreStar Corporation (formerly known as Motient Corporation), or TerreStar, and other limited partners of MSV.

•

On January 5, 2007, we also acquired from BCE Inc., or BCE, all the equity interests in TMI Delaware Limited Partnership, or TMI Delaware, the wholly-owned subsidiary of BCE through which it owned its interest in MSV. Substantially concurrently with the transaction with BCE, we issued 176,250 shares of our common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for approximately $400,000 in cash and 50,226 limited partnership interests of MSV, obtained by the individual upon the exercise of outstanding MSV options and subsequently transferred to Winchester Development LLC.

•

On February 12, 2007, TerreStar exercised its option to acquire 14,407,343 shares of our non-voting common stock in exchange for delivery to us of an additional 5,108,986.88 limited partnership interests in MSV.

•

On November 30, 2007, TerreStar exercised its option to acquire 4,447,801 shares of our non-voting common stock in exchange for delivery to us of the remaining 1,577,234.42 limited partnership interests in MSV held by TerreStar and its subsidiaries.

Information About SkyTerra and MSV

SKYTERRA COMMUNICATIONS, INC.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

MOBILE SATELLITE VENTURES LP

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

Company Overview

The Company’s operating and development activity is performed through its 99.3% owned consolidated subsidiary MSV. The Company currently offers a range of mobile satellite services (“MSS”) using two geostationary satellites that support the delivery of data, voice, fax and dispatch radio services. MSV is licensed by the United States and Canadian governments to operate its current and next generation systems in the 1.5 - 1.6 GHz frequency band (the “L-band”) spectrum which MSV, along with MSV Canada, a consolidated variable interest entity, have coordinated for their use. MSV also holds an ancillary terrestrial component (“ATC”) authorization. The Company filed applications to modify its ATC authorization in November 2005, which are still pending. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate its North American satellite. Pursuant to these satellite authorizations, MSV and MSV Canada must meet certain satellite milestone requirements. The Company’s spectrum footprint covers a total population of nearly 330 million.

The Company is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. In operating its next generation integrated satellite-terrestrial network, the Company plans to allocate the use of spectrum between satellite and terrestrial service. Using an all-IP, open architecture, the Company believes its network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. The Company was the first MSS provider to receive a license to operate an ATC network from the FCC. The ATC licenses permit the use of the Company’s L-band satellite frequencies, in a complimentary tower based network, in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis. The Company plans to launch two new satellites that will serve as the core of its new network. The launch of MSV-1 is planned for September 2009, and the launch of MSV-2 is planned for July 2010.

The Company’s satellite development efforts are at a stage where delays against construction plans can reasonably be expected to occur, generally as a result of delays in the construction of satellite components and integration of those components into the spacecrafts. In particular, delays experienced in the construction, integration, and testing of the reflector component of the satellites could result in a delay of the delivery of the satellites to the launch site, as compared to the Company’s current expectations. Presently, such a delay is not anticipated to effect the launch date of the satellites as some amount of flexibility is provided for in the Company’s construction and launch plans. There are no assurances that additional delays will not occur in this and other component construction, integration, and testing. If additional delays were to occur, such delays could effect the planned launch date of the first satellite. In the event of delays, certain liquidated damages may become due from Boeing Satellite Systems, Inc. (“Boeing”). However, such amounts may not be adequate to compensate the Company for losses sustained by delays of satellite launch.

There are no assurances that additional delays will not occur in this and other component construction, integration, and testing. If additional delays were to occur, such delays could effect the planned launch date of the first satellite. In the event of delays, certain liquidated damages may become due from Boeing. However, such amounts may not be adequate to compensate the Company for losses sustained by delays of satellite launch.

The Company currently expects to offer a range of three broad services on its next generation network. First, the Company will facilitate the transition of its current customers to the next generation services platform and will continue to support current generation communications ground segments and mobile data system network terminals, which it expects will generate revenue through at least the end of 2011. Second, the Company plans to provide bandwidth and power to customers of the next generation system who will implement and operate their own networks, which it expects will begin to generate revenue after the launch of the next generation satellites, continuing until end of next generation system life. Finally, the Company plans to provide next generation wireless coverage that will be accessible on conventional handsets that enable interoperable, feature-rich voice and high-speed data services. Based on the terrestrial chipset development and production schedule required for such services, the Company does not currently expect to generate next generation wireless coverage revenues until some time after the next generation satellites have been launched and placed into service.

The Company’s current business plan for the next generation network is a wholesale model whereby the Company’s strategic partners and other wholesale customers can use the network to provide differentiated broadband services to their subscribers. The Company believes its planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers. To address the opportunities and challenges inherent in the development of the Company’s next generation network, the Company continues to focus on certain initiatives related to:

•	Development and evaluation of funding alternatives, including:

•	Strategic partnerships

•	Additional vendor financing

•	Sale of the Company’s interest in TerreStar Networks

•	Debt or equity financing

•	Continued coordination with third party licensees of L-band spectrum to organize large blocks of contiguous spectrum for the use of MSV and its potential future partners.

•

Arrangement of technology and distribution partnerships for both the MSS and ATC components of the next generation network, perhaps resulting in decisions on air-interface technologies, satellite-interface technologies and terrestrial deployment plans.

•	Development of the infrastructure and technologies required to operate MSS services upon launch.

•	Monitoring of satellite construction by the Company’s satellite manufacturer.

This Offering

Exchange of Options to Purchase SkyTerra Common Stock

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $22.56 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on May 14, 2008 of $8.00 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

Timing of this Offering

This offering is scheduled to expire at 5:00 p.m., New York City time, on May 29, 2008, unless we extend the period of this offering. However, we may extend this offering if the conditions to this offering have not been satisfied as of this offering’s scheduled expiration or if we are required to extend this offering pursuant to the tender offer rules of the SEC. All references to the expiration of this offering shall mean such time and date as extended.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which this offering remains open, and we can do so by giving written notice of extension to the chief executive officer, chief financial officer or general counsel of MSV. If we decide to extend this offering, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend this offering.

We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of the termination of MSV options pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any termination of MSV options, upon the failure of any of the conditions of this offering to be satisfied or, where permissible, waived, or otherwise to amend this offering in any respect (except as described below), by giving written notice of delay, termination or amendment to the chief executive officer, chief financial officer or general counsel of MSV.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14e-1(d) and 14e-2(b) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with this offering be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

We expressly reserve the right to modify, on one or more occasions, the terms and conditions of this offering. If we make a material change in the terms of this offering or the information concerning this offering, or if we waive a material condition of this offering, we will extend this offering to the extent required under the Exchange Act.

Delivery of SkyTerra Options

For all holders of MSV options who elect to proceed on the terms offered to U.S. residents, we will accept for exchange the termination of your outstanding MSV options promptly after the expiration of this offering and will issue and deliver SkyTerra options promptly. If you are a Canadian holder of MSV options and elect to participate on the terms offered solely to Canadian residents, provided you have not exercised your MSV options, the SkyTerra options will be issued and delivered the earlier of: (i) within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which you are participating, as the case may be, provided there has been a release of lockup and only to the extent of such release, to the extent you are still employed by MSV at such time or if you have previously terminated your employment for “good reason” or your employment has been terminated “without cause”, (ii) within ten business days following the release of the lockup in all other instances, to the extent you are still employed by MSV at such time or you have previously terminated your employment for “good reason” or your employment was terminated “without cause” or (iii) within ten business days following termination of your employment or service with MSV other than for “good reason” or “without cause.” In addition, Canadian residents who initially choose to participate in this offering and later withdraw, must notify us by submitting to us the form attached as an exhibit to the Canadian Exchange Form. In all cases, the exchange pursuant to this offering will be made only if we timely receive the appropriate, properly completed and duly executed Exchange Form as described below under “This Offering—Procedure for Participating in this Offering.”

Lockup

Participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein.

Notwithstanding the foregoing, a participant in this offering will be released from this lockup provision if the participant receives the written consent from our board of directors or a duly authorized committee thereof. In addition, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party, or a group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares, calculation of the shares of SkyTerra common stock subject to release and sale of such common stock.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra Options you will receive should you choose to participate in this offering, respectively.

No Fractional Shares of SkyTerra Common Stock

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Material U.S. Federal Income Tax Consequences

We believe that the receipt by you of SkyTerra options in this offering should not be taxable if you are a U.S. citizen or resident, and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to you. See “This Offering—Material U.S. Federal Income Tax Consequences.”

Material Canadian Federal Income Tax Consequences

We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. If you elect to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when you make the exchange upon completion of this offering. If you elect to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when you make the exchange within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which you are participating, as the case may be, provided there has been a release of the lockup and only to the extent of such release, or within ten business days following the release of the lockup in all other instances, or on the tenth business day after your termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. For a more detailed discussion see “Material Canadian Federal Income Tax Consequences” beginning on page 29.

Regulatory Approvals

We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering.

Comparison of Rights of Holders of MSV Options and Holders of SkyTerra Options

If you participate in this offering, upon exercise of your SkyTerra options, you will become a stockholder of SkyTerra, and your rights as a stockholder will be governed by SkyTerra’s restated certificate of incorporation and its amended and restated by-laws. There are differences between the certificate of incorporation and by-laws of SkyTerra and the limited partnership agreement of MSV. For a more detailed discussion see “Comparison of Rights of Holders of MSV Options and Holders of SkyTerra Options and Certain U.S. Federal Income Tax Consequences of Owning SkyTerra Common Stock and MSV Limited Partnership Interests.”

Description of SkyTerra Options

The SkyTerra options you will receive if you Participate in this offering will have an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) you hold will expire on the 90th day following such termination and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or MSV options you retain if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) will expire one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such SkyTerra options for each subsequent year you are employed by MSV following May 1, 2007. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

Amendment to the Terms of Canadian Participants’ MSV Options

The terms of MSV options held by Canadian residents choosing to participate in this offering will be amended to allow for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” Such extensions will be forfeited by any Canadian resident that withdraws their participation from this offering, either in order to exercise the MSV options held by such resident before the release of the lockup or to allow the MSV options held by such resident to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

MSV Options Held by Directors, Executive Officers and Affiliates of MSV

We currently own, through MSV Investors, LLC, or MSV Investors, approximately 99.3% of the outstanding limited partnership interests of MSV or approximately 92.4% on a fully diluted basis. The directors and executive officers of MSV, in the aggregate, own MSV options to purchase 1,847,500 limited partnership interests of MSV, representing approximately 2.8% of the limited partnership interests of MSV on a fully diluted basis and may participate in this offering. For more details, see “Interests of the Directors, Executive Officers and Affiliates of MSV In This Transaction” on Annex B of this Prospectus.

Summary Selected Historical Financial Data

The following summary selected financial data should be read in conjunction with our consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2007. The summary selected consolidated statements of operations data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 and the selected consolidated balance sheet data as of December 31, 2007, 2006, 2005, 2004 and 2003 are derived from our consolidated financial statements. The summary selected consolidated statement of operations data for the three months ended March 31, 2008 and 2007 and the summary selected consolidated balance sheet data as of March 31, 2008 and 2007 are derived from our unaudited condensed consolidated financial statements. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

On May 6, 2006, as part of the Exchange Transactions, we entered into agreements with certain other partners in MSV and the former minority stakeholders in MSV Investors that, upon initial closing on September 25, 2006, resulted in our majority ownership, control and consolidation of MSV and MSV GP by us, as well as our owning all of the equity interests in MSV Investors. The form of the Exchange Transactions was such that SkyTerra was the legal acquirer of MSV. However, for financial reporting purposes, the Exchange Transactions were accounted for as a reverse acquisition under the purchase method of accounting, with MSV treated as the accounting acquirer of SkyTerra. Accordingly, the historical financial statements of SkyTerra prior to September 25, 2006 are the historical financial statements of MSV. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of our common stock issued to MSV equityholders in the initial closing of the Exchange Transactions.

	Year ended December 31,					Three months ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(in thousands, except per share data)					(unaudited)
Consolidated statements of operations data:
Total revenues	$34,083	$34,854	$29,974	$29,597	$27,124	$8,593	$8,102
Total operating expense	106,174	77,113	69,127	56,352	44,128	30,045	23,562
Operating loss	(72,091)	(42,259)	(39,153)	(26,755)	(17,004)	(21,452)	(15,460)
Net loss	(123,556)	(57,100)	(40,955)	(33,455)	(28,000)	(37,210)	(19,817)
Net loss from continuing operations per share	$(1.24)	$(1.24)	$(0.81)	$(1.00)	$(0.86)	$(0.35)	$(0.21)
Consolidated balance sheet data:
Total assets	$1,295,035	$767,047	$216,784	$246,223	$130,819	$1,406,480	$1,268,335
Long-term deferred revenue, net of current portion	16,333	20,971	23,243	20,690	20,866	15,632	14,236
Vendor notes payable, net of current portion	36,302	223	470	696	916	35,748	158
Notes payable	—	—	—	—	82,925	—	—
Senior unsecured notes, net	—	—	—	—	—	$123,105	—
Senior secured discount notes, net	552,719	483,410	—	—	—	571,882	501,297
Stockholders’ equity (deficit)	$616,218	$(119,943)	$181,260	$212,964	$(984)	$610,382	$614,614

SkyTerra Dividend Policy

The holders of shares of SkyTerra common stock receive dividends if and when declared by our board of directors out of legally available funds. Under Delaware law, a dividend on capital stock may be paid only from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. We did not pay a cash dividend on our common stock in the years ended December 31, 2007 and 2006, and it is unlikely that we will pay any cash dividends on our common stock in the foreseeable future. The payment of cash dividends on our common stock will depend on, among other things, our earnings, capital requirements and financial condition, and general business conditions. No assurance can be given that we will pay cash dividends on our common stock in the future or that stock dividends will be paid in the future.

RISK FACTORS

You should carefully consider the risk factors related to our common stock included in this Prospectus or incorporated by reference herein. The risks and uncertainties described herein or therein are not the only ones we and our principal business face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any of the risks described herein or therein, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline. We can provide no assurance that we will successfully address these risks.

Risks Related to this Offering

The number of SkyTerra options that you will receive in this offering will be based upon a fixed formula. The value of the SkyTerra options at the time you receive them could be less than at the time of this Prospectus.

In this offering, each terminated MSV option will be exchanged for 2.82 options to purchase shares of SkyTerra common stock, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. While it is a condition to closing of this transaction that we receive an opinion from Houlihan Lokey regarding the fair market value of SkyTerra common stock and MSV units, this is a fixed formula. We will not adjust the formula as a result of any change in the market price of SkyTerra common stock between the date of this Prospectus and the date you receive SkyTerra options in exchange for terminating your outstanding MSV options. The market price of the SkyTerra common stock will likely be different on the date you receive SkyTerra options than it is today because of changes in the business, operations or prospects of SkyTerra, market reactions to this offering, general market and economic conditions and other factors. You are urged to obtain current market quotations for SkyTerra common stock.

At the time you exercise your SkyTerra options for SkyTerra common stock or sell such SkyTerra common stock, the value of your SkyTerra common stock could be less than at the time you terminate your MSV options pursuant to this offering.

If you elect to participate in this offering, the SkyTerra options you receive will not be transferable. In addition, participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. See “This Offering—Lockup” for further details. We can give no assurance that the value of SkyTerra common stock at the time you exercise your SkyTerra options or are able to sell the shares of SkyTerra common stock issuable upon such exercise will not be less than the value of the SkyTerra common stock at the time of this offering. SkyTerra, our board of directors, MSV and its board of directors are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully before making any decision with respect to this offering.

You may be subject to adverse tax consequences if you choose to participate in this offering.

We believe that U.S. individual citizens or residents should not be taxed on the SkyTerra options received by them pursuant to this offering until such options are exercised and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to U.S. citizens or residents. The determination of whether such options are taxable prior to their exercise should generally depend upon the satisfaction of the following three requirements: (i) the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such U.S. citizens’ or residents’ SkyTerra options (as determined immediately after their receipt of such SkyTerra options) and the aggregate exercise price of such SkyTerra options is not more than the “spread” between the aggregate fair market value of the limited partnership interests of MSV subject to such persons’ MSV options (as determined immediately prior to their receipt of such SkyTerra options) and the aggregate exercise price of such MSV options, (ii) the SkyTerra options such U.S. citizens or residents receive do not give such persons any additional benefits that such persons did not have under the MSV options and (iii) no unreasonable delay exists between the consummation of the transactions giving rise to this offering and the exchange of MSV options for SkyTerra options pursuant to this offering. A condition to the closing of this offering is the delivery to us of an opinion from Houlihan Lokey regarding the fair market value of SkyTerra common stock and MSV units, which we believe will provide a basis for meeting requirement (i) above. Additionally, we intend to take the position that requirement (ii) is satisfied because the SkyTerra options offered in this offering will have terms consistent with such U.S. citizens’ or residents’ MSV options (including but not limited to, the same vesting and expiration schedules) and will not give such persons any additional benefit under applicable tax rules. Although there is no clear standard by which the question of reasonable delay may be determined, we intend to take the position that requirement (iii) is satisfied because we believe that this offering is occurring as soon as reasonably possible following completion of the final transaction in connection with the Exchange Transactions that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV.

Although we intend to take the position that U.S. citizens or residents should not be taxed on the SkyTerra options received by them until such options are exercised, there is no authority that directly addresses the tax treatment of the SkyTerra options received by such persons pursuant to this offering. In light of the absence of direct authority, we can give no assurance that the Internal Revenue Service will concur that the SkyTerra options received by such persons in this offering are not taxable to such persons until they are exercised. It is possible that the Internal Revenue Service might successfully assert that such persons are subject to tax on the SkyTerra options received by them pursuant to this offering at the time they vest, in which case such persons would generally be required to recognize compensation income in an amount equal to the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such persons’ SkyTerra options and the aggregate exercise price of such SkyTerra options on the later of the date that such persons receive such SkyTerra options or the vesting date of such SkyTerra options, and we would be required to withhold applicable income and employment taxes. In addition, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such persons would be subject to an additional tax equal to 20% of such spread and, in each subsequent year following that year, such persons would recognize additional taxable income (which would also be subject to ordinary income tax and an additional 20% tax) equal to the amount of any additional increase in the aggregate fair market value of the underlying SkyTerra common stock above the amount previously taxed. U.S. citizens’ or residents’ tax basis in the shares acquired pursuant to the exercise of the SkyTerra options received in this offering would equal the sum of the exercise price paid in connection with such exercise and the amount of compensation income recognized in connection with such SkyTerra option. We urge you to consult your tax advisor with respect to the particular tax consequences of this offering to you.

We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. A Canadian resident will be considered to realize a gain equal to the value, at the time of the exchange, of the SkyTerra options received. The tax on this gain is payable regardless of whether such SkyTerra options subsequently expire without being exercised or are exercised at a time when the SkyTerra shares have decreased in value. If the individual holds the MSV options as capital property, the gain will constitute a capital gain, only one-half of which will be subject to tax. It is possible, however, that the Canada Revenue Agency might successfully assert that the individual does not hold the MSV options as capital property, in which case the full amount of the gain would be subject to tax.

The price of SkyTerra common stock may be affected by the business of TerreStar.

Upon exercise of SkyTerra options, as a stockholder of SkyTerra, your interest in the performance and prospects of MSV will be indirect and approximately in proportion to your share ownership in SkyTerra. We also currently own approximately 11.1% of the outstanding stock of TerreStar Networks, a subsidiary of TerreStar, the performance of which could influence SkyTerra’s stock price. If, following this offering, TerreStar is not successful in executing its business plan and/or the value of TerreStar common stock decreases, the price of

SkyTerra common stock may decrease or increase more slowly than the performance of MSV, taken by itself, would otherwise indicate. You therefore may not realize the same financial benefits of any future appreciation in the value of MSV that you may realize if the offer were not completed and you were to remain a holder of MSV options.

Risks Relating to Our Common Stock Generally

Fluctuations in our operating results could adversely affect the trading price of our common stock.

Our operating results may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

•	risks and uncertainties affecting the current and proposed business of MSV and the mobile satellite services industry;

•	increased competition in the mobile satellite services industry; and

•	general economic conditions.

As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

The price of our common stock has been volatile.

The market price of our common stock has been volatile, and is likely to continue to be. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the technology sector. Future market movements may materially and adversely affect the market price of our common stock, particularly in light of the limited liquidity of our common stock.

Our common stock is quoted on the OTC Bulletin Board, which limits the liquidity and could negatively affect the value of our common stock.

Since January 30, 2003, following our delisting from the Nasdaq National Market, price quotations have been available on the OTC Bulletin Board. Delisting from the Nasdaq National Market resulted in a reduction in the liquidity of our common stock. This lack of liquidity may also make it more difficult for us to raise additional capital, if necessary, through equity financings. In addition, any employee stock sales resulting from the release of the lockup on the SkyTerra common stock could have a significant detrimental impact on SkyTerra’s trading market, price and stability.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The issuance of preferred stock or additional common stock may adversely affect our stockholders.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions, investments and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions could make a third-party acquisition of our company difficult.

We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of our company. In addition, the holders of any preferred stock we may issue many certain rights which could prevent or impair the ability of a third party to acquire control of the company.

Shares eligible for future sale could cause our stock price to decline.

The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. In connection with the closing of the Exchange Transactions in September 2006 and the BCE exchange transaction in January 2007, we issued in excess of 41.4 million shares of our common stock which are covered by effective registration statements. The sale of such shares could have an adverse impact on our stock price. Furthermore, Harbinger Capital Partners Master Fund I, Ltd., and Harbinger Capital Partners Special Situation Fund, L.P., (collectively, “Harbinger”) has the right to require us to register certain shares of common stock that they hold as well as the shares of common stock underlying the Series 1-A and 2-A warrants to facilitate their sale of shares in the public market. The Series 1-A and Series 2-A warrants are exercisable at any time and expire on June 4, 2009. The Series 1-A warrants are exercisable for 652,711 shares of SkyTerra’s common stock. The number of shares issuable upon exercise of the Series 1-A warrants and the exercise price is dependent on the trading price of the SkyTerra’s trading price and will begin decreasing on a sliding scale if SkyTerra’s trading price exceeds $40.00 per share down to a minimum of 316,754 shares at $0.10 per share if SkyTerra’s trading price equal or exceeds $70.00 per share. The Series 2-A warrants are exercisable for a maximum of 2,560,182 shares of SkyTerra’s common stock. Additionally, in connection with the $150 million of notes MSV issued to Harbinger in January 2008, SkyTerra issued ten year warrants to purchase 9,144,038 shares of the Company’s common stock, with an exercise price of $10 per share. The Harbinger stockholders also have the right to require us to register the shares of common stock underlying the Harbinger warrants to facilitate their sale of shares in the public market. The future sale of substantial amounts of our common stock pursuant to any such registration statements could have an adverse impact on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, have created some uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from assisting MSV in revenue-generating activities to compliance activities, which could harm our business prospects.

Harbinger and its affiliates beneficially own a majority of our shares of voting common stock and, as a result, the trading price for our common stock may be depressed.

As of April 9, 2008, Harbinger and its affiliates collectively owned an aggregate of 17,098,565 shares of our voting common stock, representing approximately 49.9% of our outstanding common stock. In addition, as of April 9, 2008, Harbinger had the right to acquire (i) an additional 442,825 shares of voting common stock, which shares are being held in escrow pursuant to the terms of Harbinger’s agreement with the Apollo Stockholders, and (ii) an aggregate of approximately 12.4 million shares of voting common stock upon exercise of warrants. Harbinger and its affiliates also beneficially own an aggregate of 20,580,940 shares of our non-voting common stock. Harbinger also owns a significant interest in TerreStar Corporation, and therefore may acquire a substantial number of additional shares of our voting common stock upon TerreStar Corporation’s completion of its distribution to stockholders of approximately 25.5 million shares of our common stock held by TerreStar Corporation.

Harbinger and its affiliates can take actions that may be adverse to the interests of other investors.

The significant concentration of ownership of our stock by Harbinger and its affiliates may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Harbinger and its affiliates have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors, amendment of our certificate of incorporation, and any proposed merger, consolidation or sale of all or substantially all of our assets. In light of the foregoing, Harbinger can significantly influence the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to investors. There can be no assurance that the interests of Harbinger are aligned with other holders of our common stock.

BACKGROUND AND REASONS FOR THIS OFFERING

The following discussion presents background information concerning this offering and describes our reasons for undertaking the offering at the present time. Please see “Factors for Consideration by Holders of MSV Options” beginning on page 20 for further information relating to the offering.

We currently own approximately 35,235,192 of the outstanding limited partnership interests of MSV, representing approximately 99.3% or approximately 92.4% on a fully diluted basis of the outstanding limited partnership interests of MSV. We are making this offering for the purpose of simplifying the ownership of MSV and to provide holders of MSV options to acquire private interests in MSV with the opportunity to obtain options to acquire SkyTerra common stock that is publicly tradable subject to the restrictions described in this document.

Ownership Structure of MSV

We are conducting this offering to further simplify the ownership structure of MSV and to offer a possible path to liquidity for MSV employees. Since September 2006, we have consummated the Exchange Transactions, in which we acquired additional interests in MSV from its other limited partners in exchange for shares of our non-voting and/or voting common stock, resulting in us currently owning, through MSV Investors, approximately 99.3% of the outstanding limited partnership interests of MSV, and 100% of the outstanding common stock of MSV GP:

•	On September 25, 2006, we acquired an additional 14.2 million limited partnership interests of MSV and 2,072.78 shares of the common stock of MSV GP from TerreStar and other limited partners of MSV.

•

On January 5, 2007, we also acquired from BCE all the equity interests in TMI Delaware, the wholly-owned subsidiary of BCE through which it owned its interest in MSV. Substantially concurrently with the transaction with BCE, we issued 176,250 shares of our common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for approximately $400,000 in cash and 50,226 limited partnership interests of MSV.

•

On February 12, 2007, TerreStar exercised its option to acquire 14,407,343 shares of our non-voting common stock in exchange for delivery to us of an additional 5,108,986.88 limited partnership interests in MSV.

•

On November 30, 2007, TerreStar exercised its option to acquire 4,447,801 shares of our non-voting common stock in exchange for delivery to us of the remaining 1,577,234.42 limited partnership interests in MSV held by TerreStar and its subsidiaries.

The Exchange Transactions

MSV Exchange Transactions

On May 6, 2006, we entered into agreements with certain other partners in MSV and the minority stakeholders in MSV Investors that, upon closing, resulted in our owning the majority of MSV and controlling MSV GP, as well as our owning all of the equity interests in MSV Investors. At the initial closing, which occurred on September 25, 2006, we issued an aggregate of 39.6 million shares of our voting and non-voting common stock to a wholly-owned subsidiary of TerreStar, other partners in MSV and the minority stakeholders in MSV Investors in exchange for 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in us owning approximately 59% of the outstanding limited partnership interests of MSV and 78% of the outstanding common stock of MSV GP. Pursuant to the terms of these transactions, TerreStar has agreed to use commercially reasonable efforts to distribute 25.5 million shares of our common stock that it received to its common stockholders as soon as practicable following the initial closing. As of the date of this Prospectus, this distribution has not yet occurred. Prior to such distribution by TerreStar, these shares will be non-voting.

TerreStar also had the right to exchange, its remaining partnership interests of MSV for shares of our non-voting common stock at a predefined ratio, which will be exchangeable for a like number of shares of our voting common stock upon the transfer in a sale by TerreStar in the open market pursuant to an effective registration statement or an exemption from registration or following such transfer, to a person who will not beneficially own 5% or more of our voting common stock.

On January 5, 2007, we acquired all of the equity interests in MSV and MSV GP owned by BCE through the purchase of its wholly-owned subsidiary TMI Delaware. In exchange for 8.0 million limited partnership interests in MSV and 740 shares of MSV GP, we issued 22.5 million shares of our non-voting common stock (the “BCE Exchange Transaction”). These shares of our non-voting common stock are exchangeable for a like number of shares of voting common stock upon the transfer in a sale by BCE in the open market pursuant to an effective registration statement or an exemption from registration or following such transfer, to a person who will not beneficially own 10% or more of our voting common stock. Substantially concurrently with the BCE Exchange Transaction, we issued 176,250 shares of common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for $0.4 million in cash and 50,226 limited partnership interests of MSV.

On February 12, 2007, TerreStar exercised its option to acquire 14.4 million shares of our non-voting common stock, in exchange for 5.1 million limited partnership interests in MSV. Further, on November 30, 2007, TerreStar exercised its option to acquire 4.4 million of our non-voting common stock, in exchange for its remaining interest in MSV, or 1.6 million limited partnership units.

After the November 2007 transaction we are the sole owner of MSV GP and own 99.3% of the outstanding limited partnership interests of MSV.

FACTORS FOR CONSIDERATION BY HOLDERS OF MSV OPTIONS

In deciding whether or not to terminate your outstanding MSV options, you should consider the factors set forth under “Risk Factors” beginning on page 13 and the other factors set forth in this Prospectus. You should also consider the following matters:

•

The SkyTerra options issued in this offering will not be transferable, subject to the exceptions described under “Description of SkyTerra Options—Terms and Conditions of SkyTerra Options—Transferability.” Participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein.

Notwithstanding the foregoing, in addition to any sale of shares of our common stock permitted with the express permission of our board of directors or a duly authorized committee thereof, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares, calculation of the shares of SkyTerra common stock subject to release and sale of such common stock.

•

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

•

Upon exercise of SkyTerra options, as a stockholder of SkyTerra, your interest in the performance and prospects of MSV will be only indirect and in proportion to your share ownership in SkyTerra. We also currently own approximately 11.1% of the stock of TerreStar Networks, a subsidiary of TerreStar, the performance of which could influence SkyTerra’s stock price. You therefore may not realize the same financial benefits of any future appreciation in the value of MSV that you may realize if this offering were not completed and you were to remain a holder of MSV options.

•

As this offering has been made directly to holders of MSV options by means of an exchange offer, SkyTerra controls the conditions, timing and price of this offering, and has reserved the right to unilaterally modify any of the terms of this offering.

SkyTerra, our board of directors and management, MSV and its board of directors and management are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully and consult its own advisors before making any decision with respect to this offering.

THIS OFFERING

We currently own approximately 99.3% of the outstanding limited partnership interests of MSV, or approximately 92.4% on a fully diluted basis. We are making this offering for the purpose of simplifying the ownership structure of MSV and to provide holders of MSV options with the opportunity to obtain options to acquire SkyTerra common stock.

TO THE EXTENT YOU HAVE PREVIOUSLY VALIDLY TENDERED YOUR OPTIONS IN THIS OFFERING, NO FURTHER ACTION IS REQUIRED ON YOUR BEHALF IF YOU WOULD LIKE TO PARTICIPATE IN THIS OFFERING.

Exchange of Options to Purchase SkyTerra Common Stock

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $22.56 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on May 14, 2008 of $8.00 per share. Except as described herein with respect to Canadian residents, you must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

If you elect to participate in this offering for each MSV option you own with an exercise price of

•	$6.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $2.29 per share.

•	$20.94, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $7.425 per share.

Therefore, the aggregate exercise price for the options you hold will not change, whether or not you elect to participate in this offering.

SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Except as otherwise provided in the Exchange Forms, SkyTerra will pay all stock transfer taxes with respect to the transfer of any MSV options pursuant to this offering.

Timing of this Offering

This Offering is scheduled to expire at 5:00 p.m., New York City time, on May 29, 2008, unless we extend the period of this offering. All references to the expiration of this offering shall mean such time and date as extended.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which this offering remains open, and we can do so by giving written notice of extension to the chief executive officer, chief financial officer or general counsel of MSV. If we decide to extend this offering, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend this offering.

We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of the termination of MSV options pursuant to this offering. We also reserve the right to terminate this offering and not accept for exchange any termination of MSV options, upon the failure of any of the conditions of this offering to be satisfied or, where permissible, waived, or otherwise to amend this offering in any respect (except as described below), by giving written notice of delay, termination or amendment to the chief executive officer, chief financial officer or general counsel of MSV.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14e-1(d) and 14e-2(b) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with this offering be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

We expressly reserve the right to modify, on one or more occasions, the terms and conditions of this offering. If we make a material change in the terms of this offering or the information concerning this offering, or if we waive a material condition of this offering, we will extend this offering to the extent required under the Exchange Act.

Delivery of SkyTerra Options

Upon the terms and subject to the conditions of this offering, including, if this offering is extended or amended, the terms and conditions of the extension or amendment, in the case of U.S. holders of MSV options, we will accept for exchange the termination of your outstanding MSV options promptly after the expiration of this offering and will issue and deliver SkyTerra options promptly. If you are a Canadian holder of MSV options and elect to participate on the terms offered solely to Canadian residents, provided you have not exercised your MSV options, the SkyTerra options will be issued and delivered the earlier of: (i) within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which you are participating, as the case may be, provided there has been a release of lockup and only to the extent of such release, to the extent you are still employed by MSV at such time, or if you have previously terminated your employment for “good reason” or your employment has been terminated “without cause”, (ii) within ten business days following the release of the lockup in all other instances, to the extent you are still employed by MSV at such time or you have previously terminated your employment for “good reason” or your employment was terminated “without cause” or (iii) within ten business days following termination of your employment or service with MSV other than for “good reason” or “without cause.” In addition, Canadian residents who initially choose to participate in this offering and later withdraw, must notify us by submitting to us the form attached as an exhibit to the Canadian Exchange Form. In all cases, the exchange pursuant to this offering will be made only if we timely receive the appropriate, properly completed and duly executed Exchange Form and Option Agreement as described below under “—Procedure for Participating in this Offering.”

Lockup

Until May 1, 2010 (the “Lockup Period”), participants in this offering will not be permitted, subject to the exceptions described below, directly or indirectly, to

(1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock issued upon exercise of the SkyTerra options received in this offering; or

(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock issued upon exercise of the SkyTerra options received in this offering, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, a participant in this offering will be released from this lockup provision if the participant receives the written consent from our board of directors or a duly authorized committee thereof. In addition, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

Prior to May 1, 2010, without the express permission of SkyTerra, the participants in this offering will not be able to sell SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering that are released from the lockup on March 1, 2009 and March 1, 2010 in over-the-counter market.

Participants in this offering may pledge released shares of SkyTerra common stock at any time and from time to time following a lockup release no matter which event triggers the release.

For the avoidance of doubt, following the release, in any order, of both 1/2 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering on March 1, 2009 and 1/3 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering pursuant to either a cash investment of not less than $300 million or the market price of the SkyTerra common stock exceeding $18 per share, in calculating the number of shares subject to a release during the latter release, the number of shares of common stock underlying the SkyTerra options received in this offering held by a participant as of the date of the Prospectus (as if the exchange occurred as of the date of the Prospectus) shall be used. Please see the examples below:

Example 1

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares of the original 90 are released);

3.	Time 3 (cash investment event or $18 trading price occurs post March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares are released, since 1/3 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

Example 2

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (cash investment event or $18 trading price occurs prior to March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares of the original 90 are released);

3.	Time 3 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares are released, since 1/2 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

You should note that, as described elsewhere in this Prospectus, the manner of sale for the shares released in 2 and 3 above differs.

For purposes of the lockup, the “market price” of SkyTerra common stock means the average closing price of SkyTerra common stock on all domestic securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day SkyTerra common stock is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq Global Market as of 4:00 P.M., New York City time, on such day, or, if on any day SkyTerra common stock is not quoted on The Nasdaq Global Market, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).

No Fractional Shares of SkyTerra Common Stock

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Procedure for Participating in this Offering

For you to validly receive options to purchase shares of SkyTerra common stock under our offer, you must deliver a properly completed and duly executed Exchange Form or a duly executed copy thereof, as well as a duly executed Option Agreement, to us at the address set forth in this Prospectus prior to the expiration of this offering. If you are a Canadian holder of MSV options and elect to participate in this offering on the terms offered to residents of Canada, the amendment to your MSV option agreement is required to be delivered to us on or before the consummation of this offering and the duly executed Option Agreement is required to be delivered to us on the date of exchange.

The method of delivery of the Exchange Form and the Option Agreement is at your option and risk, and the delivery will be deemed made only when actually received by us. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Effect of Participating in this Offering

Except as described herein with respect to Canadian residents, by executing an Exchange Form, you will agree and acknowledge that, upon completion of this offering, subject to the settlement procedures described herein, all of the outstanding MSV options which you hold will be terminated without any further action. If we do not complete the offering, however, you will retain your MSV options. In addition, upon completion of this offering as described herein, you will surrender all of your rights and release MSV of its obligations under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan without any further action. Also, if you are a Canadian resident and choose to participate in this offering, at the time of such election, you will covenant not to make any claim of liability against us, MSV and our respective affiliates and you will agree to release us, MSV and our respective affiliates, retroactively, from any claims of liability you may have, in each case with respect to such MSV options, subject to the exceptions described in “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?”

Furthermore, you will agree to a lockup period during which you will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received until May 1, 2010, subject to the exceptions described herein.

Notwithstanding the foregoing, a participant in this offering will be released from this lockup provision if the participant receives the express permission from our board of directors or a duly authorized committee thereof. In addition, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after:

•	a cash investment of not less than $300 million in cash in SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•

1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•

remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•

1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•

the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•	a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•	a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

Prior to May 1, 2010, without the express permission of SkyTerra, the participants in this offering will not be able to sell SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering that are released from the lockup on March 1, 2009 and March 1, 2010 in over-the-counter market.

Participants in this offering may pledge released shares of SkyTerra common stock at any time and from time to time following a lockup release no matter which event triggers the release.

For the avoidance of doubt, following the release, in any order, of both 1/2 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering on March 1, 2009 and 1/3 of SkyTerra common stock underlying the SkyTerra options held by a participant in this offering pursuant to either a cash investment of not less than $300 million or the market price of the SkyTerra common stock exceeding $18 per share, in calculating the number of shares subject to a release during the latter release, the number of shares of common stock underlying the SkyTerra options received in this offering held by a participant as of the date of the Prospectus (as if the exchange occurred as of the date of the Prospectus) shall be used. Please see the examples below:

Example 1

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares of the original 90 are released);

3.	Time 3 (cash investment event or $18 trading price occurs post March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares are released, since 1/3 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

Example 2

1.	Time 1 (the date of Prospectus), a participant holds 90 options;

2.	Time 2 (cash investment event or $18 trading price occurs prior to March 1, 2009), 1/3 of the shares of SkyTerra common stock underlying the options are released (i.e., 30 shares of the original 90 are released);

3.	Time 3 (March 1, 2009), 1/2 of the shares of SkyTerra common stock underlying the options are released (i.e., 45 shares are released, since 1/2 of the original 90 are released). In total, 75 of the original 90 shares are released at this point.

You should note that, as described elsewhere in this Prospectus, the manner of sale for the shares released in 2 and 3 above differs.

The Option Agreement you execute will set forth the terms of the SkyTerra options you receive, which will be subject to the same vesting schedule as the MSV options terminated in exchange for such SkyTerra options.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any termination of MSV options by MSV employees, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all termination of MSV options by MSV employees that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No termination of MSV options by MSV employees will be deemed to have been validly made until all defects and irregularities in tenders of those options have been cured or waived. None of SkyTerra nor any other person will be under any duty to give notification of any defects or irregularities in the termination of MSV options by MSV employees or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the Exchange Form and instructions, will be final and binding.

The participation in this offering by you pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of this offering.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of this offering to holders of MSV options. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are individual citizens or residents of the United States who acquired MSV options as compensation for services performed for MSV or its subsidiaries.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the exchange offer. The following summary does not address the tax consequences of this offering under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF MSV OPTIONS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS OFFERING TO SUCH HOLDER.

This Offering

We believe that U.S. individual citizens or residents should not be taxed on the SkyTerra options received by them pursuant to this offering until such options are exercised and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to U.S. citizens or residents. The determination of whether such options are taxable prior to their exercise should generally depend upon the satisfaction of the following three requirements: (i) the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such U.S. citizens’ or residents’ SkyTerra options (as determined immediately after their receipt of such SkyTerra options) and the aggregate exercise price of such SkyTerra options is not more than the “spread” between the aggregate fair market value of the limited partnership interests of MSV subject to such persons’ MSV options (as determined immediately prior to their receipt of such SkyTerra options) and the aggregate exercise price of such MSV options, (ii) the SkyTerra options such U.S. citizens or residents receive do not give such persons any additional benefits that such persons did not have under the MSV options and (iii) no unreasonable delay exists between the consummation of the transactions giving rise to this offering and the exchange of MSV options for SkyTerra options pursuant to this offering. A condition to the closing of this offering is the delivery to us of an opinion from Houlihan Lokey regarding the fair market value of SkyTerra common stock and MSV units, which we believe will provide a basis for meeting requirement (i) outlined above. Additionally, we intend to take the position that requirement (ii) is satisfied because the SkyTerra options offered in this offering will have terms consistent with such U.S. citizens’ or residents’ MSV options (including but not limited to, the same vesting and expiration schedules) and will not give such persons any additional benefit under applicable tax rules. Although there is no clear standard by which the question of reasonable delay may be determined, we intend to take the position that requirement (iii) is satisfied because we believe that this offering is occurring as soon as reasonably possible following completion of the final transaction in connection with the Exchange Transactions that resulted in us owning approximately 99.3% of the outstanding limited partnership interests of MSV.

Although we intend to take the position that U.S. citizens or residents should not be taxed on the SkyTerra options received by them until such options are exercised, there is no authority that directly addresses the tax treatment of the SkyTerra options received by such persons pursuant to this offering. In light of the absence of direct authority, we can give no assurance that the Internal Revenue Service will concur that the SkyTerra options received by such persons in this offering are not taxable to such persons until they are exercised. It is possible that the Internal Revenue Service might successfully assert that such persons are subject to tax on the SkyTerra options received by them pursuant to this offering at the time they vest, in which case such persons would generally be required to recognize compensation income in an amount equal to the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such persons’ SkyTerra options and the aggregate exercise price of such SkyTerra options on the later of the date that such persons receive such SkyTerra options or the vesting date of such SkyTerra options, and we would be required to withhold applicable income and employment taxes. In addition, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such persons would be subject to an additional tax equal to 20% of such spread and, in each subsequent year following that year, such persons would recognize additional taxable income (which would also be subject to ordinary income tax and an additional 20% tax) equal to the amount of any additional increase in the aggregate fair market value of the underlying SkyTerra common stock above the amount previously taxed.

Exercise of SkyTerra Options

If a SkyTerra option is exercised for SkyTerra common stock, the holder of such SkyTerra option should be required to include in compensation income an amount equal to the excess, if any, of the fair market value of the SkyTerra common stock on the date of exercise over the amount paid for such SkyTerra common stock received. A holder’s tax basis in our common stock received on the exercise of the SkyTerra options should equal the sum of the amount paid by the holder for our common stock and the amount of compensation income recognized by the holder in connection with such SkyTerra option. The holding period for such common stock should begin on the date the holder exercises the SkyTerra option.

The Company will be required to withhold applicable income and employment taxes upon a holder’s exercise of a SkyTerra option.

Material Canadian Federal Income Tax Consequences

The following discussion is a summary of the material Canadian federal income tax consequences of this offering to holders of MSV options. This discussion is based upon the provisions of the Income Tax Act (Canada) and the Regulations thereunder in force as of the date hereof, all specific proposals to amend the Income Tax Act (Canada) and the Regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and on the assumption that such amendments shall be enacted, and our understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This discussion applies only to individuals who are considered resident in Canada for purposes of the Income Tax Act (Canada) and who are employed in Canada by SkyTerra or a corporation controlled by SkyTerra and acquired their MSV options by reason of such employment (a “Canadian Holder”).

This discussion is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and, except for proposed amendments publicly announced prior to the date hereof, does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial or territorial tax considerations. This discussion is not intended to be legal or tax advice to any particular holder of MSV options. ACCORDINGLY, EACH HOLDER OF MSV OPTIONS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS OFFERING TO SUCH HOLDER.

This Offering

We believe that the exchange by a Canadian Holder of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. In the case of a Canadian Holder who elects to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when the Canadian Holder makes the exchange upon completion of this offering. If the Canadian Holder elects to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when the Canadian Holder makes the exchange within three business days prior to the consummation of a SkyTerra approved privately negotiated transaction or SkyTerra sponsored sale program, in which the Canadian Holder participates, as the case may be, provided there has been a release of the lockup and only to the extent of such release, or within ten business days following the release of the lockup in all other instances, or on the tenth business day after termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. The Canadian Holder will be considered to realize a gain equal to the value, at the time of the exchange, of the SkyTerra options received. The value of the SkyTerra options received would be determined in accordance with valuation principles but would generally be equal to the excess of the aggregate fair market value of the SkyTerra common stock subject to such options over the aggregate exercise price of such options (reduced possibly by a discount to reflect the time period, if any, before lockup release). If the Canadian Holder holds the MSV options as capital property, this gain will constitute a capital gain. One-half of any capital gain realized by a Canadian Holder will be included in the Canadian Holder’s income as a taxable capital gain and subject to tax at the Canadian Holder’s applicable marginal tax rate. It is possible that the Canada Revenue Agency might successfully assert that the Canadian Holder does not hold the MSV options as capital property, in which case the full amount of the gain would be included in the income of the Canadian Holder and subject to tax at the Canadian Holder’s applicable marginal tax rate.

Exercise of SkyTerra Options

If a SkyTerra option is exercised for SkyTerra’s common stock, the Canadian Holder of such SkyTerra option will realize a taxable benefit equal to the excess, if any, of the fair market value of the SkyTerra common stock on the date of exercise over the aggregate of the amount paid for such SkyTerra common stock received and the value of the MSV options that were exchanged for the SkyTerra options. Generally, the full amount of this taxable benefit will be required to be included in income in the year of exercise. Where certain conditions are satisfied, the Canadian Holder will be entitled to a deduction of 50% of the amount of the taxable benefit included in income and, as well, if the shares are listed on a prescribed stock exchange at the time of their acquisition, the inclusion of the benefit in income may, subject to certain limits, be deferred until the year in which the SkyTerra common stock are disposed of. This beneficial treatment would not apply unless, among other things, the exercise price under the SkyTerra options was at least equal to the fair market value of the SkyTerra common stock on the date the SkyTerra options are issued minus the value of the MSV options exchanged for the SkyTerra options.

The adjusted cost base to the Canadian Holder of the common stock received on the exercise of the SkyTerra options should equal the sum of the amount paid by the Canadian Holder for the SkyTerra common stock, the amount of the taxable benefit realized by the Canadian Holder in connection with the exercise of the SkyTerra options, and the value of the MSV options exchanged for the SkyTerra options. The Company and/or the Canadian Holder’s employer will be required to withhold applicable income taxes upon a Canadian Holder’s exercise of a SkyTerra option.

Conditions of this Offering

This offering is subject to a number of conditions, which we describe below. Notwithstanding any other provision of this offering, we will not be required to accept for exchange or exchange any shares and may, in our sole discretion, terminate or amend this offering as to any MSV options not then submitted for termination if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration of this offering. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of this offering, we may choose to extend the expiration of this offering or terminate this offering.

Additional Conditions:

•	MSV having agreed to terminate your MSV options upon your election to participate in, and the completion of, this offering;

•	MSV having agreed to amend the MSV options held by Canadian residents to have post-termination terms comparable to those in the SkyTerra options to be issued to U.S persons;

•	MSV having issued to SkyTerra an option to purchase an additional limited partnership interest of MSV for each MSV option terminated;

•	receipt of permission to conduct the exchange in Virginia and Maryland; and

•	receipt by SkyTerra of an opinion from Houlihan Lokey regarding the fair market value of SkyTerra common stock and MSV units.

U.S. Approvals

We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland.

Non-U.S. Approvals

We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering.

DESCRIPTION OF SKYTERRA OPTIONS

The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

The terms and conditions of SkyTerra options issued in this offering will be determined by our board of directors and set forth in an Option Agreement, which, in addition to the Exchange Form, will be provided with this Prospectus.

Exercise Price. The SkyTerra options you receive if you participate in this offering will have an exercise price with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

Vesting Schedule. SkyTerra options issued in this offering will be subject to the same vesting schedule as the MSV options terminated in exchange for such SkyTerra options.

Term. Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered only to Canadian residents) you hold will expire on the 90th day following such termination and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or the MSV options you retain if you are a Canadian resident and elect to participate on the terms offered only to Canadian residents) will expire one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such options for each subsequent year you are employed by MSV following May 1, 2007. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

Transferability. Except for family transfers as described below, during the lifetime of a participant in this offering who receives SkyTerra options (a “Holder”), only the Holder (or, in the event of legal incapacity or incompetency, the Holder’s guardian or legal representative) may exercise a SkyTerra option. Except as provided below for family transfers, no SkyTerra option shall be assignable or transferable by the Holder, other than by will, or the laws of descent and distribution.

Family Transfers. If authorized in the applicable Option Agreement or by our board of directors and subject to applicable law, a Holder may transfer, not for value, all or part of a SkyTerra option to any Family Member. For the purpose of family transfers, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Holder) in exchange for an interest in that entity. Following a family transfer, any such SkyTerra option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and SkyTerra common stock acquired pursuant to the SkyTerra option shall be subject to the same restrictions on transfer of common stock as would have applied to the Holder. Any such transferee must agree, in writing, to be bound by all provisions of the SkyTerra options and restrictions on transfer of SkyTerra common stock acquired pursuant to the SkyTerra options, including but not limited to the lockup provisions described herein. Subsequent transfers of transferred SkyTerra options are prohibited except to Family Members of the original Holder in accordance with the foregoing or by will, or the laws of descent and distribution. The events of termination of Service under a SkyTerra option shall continue to be applied with respect to the original Holder, following which the SkyTerra option shall be exercisable by the transferee only to the extent and for the periods specified in the applicable Option Agreement.

For the purposes of family transfers, a “Family Member” means a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Holder, any person sharing the Holder’s household (other than a tenant or employee), a trust in which any one or more these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Holder) control the management of assets, and any other entity in which one or more these persons (or the Holder) own more than fifty percent of the voting interests; provided, however, that to the extent required by applicable law, the term Family Member shall be limited to a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brothers, sister, brother-in-law, sister-in-law, including adoptive relationships of the Holder or a trust or foundation for the exclusive benefit of any one or more of these persons.

Procedure to Exercise SkyTerra Options. A SkyTerra option issued in this offering is considered exercised on the date we receive a properly completed exercise request in compliance with the terms of your Option Agreement and you pay the required exercise price and withholding taxes. You will be able to exercise your SkyTerra options by completing the forms that we will supply to you.

Amendment to the Terms of Canadian Participants’ MSV Options. The terms of MSV options held by Canadian residents choosing to participate in this offering on the terms offered to Canadian residents will be amended to allow for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see “Term” above. Such extensions will be forfeited by any Canadian resident that withdraws their participation from this offering, either in order to exercise the MSV options held by such resident before the release of the lockup or to allow the MSV options held by such resident to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

INTERESTS OF CERTAIN PERSONS IN THIS OFFERING

Members of the management of MSV and some members of the MSV board of directors, including those who are also officers of MSV, hold MSV options and may participate in this offering. For more details regarding these individuals and the amount of their holdings see “Interests of the Directors, Executive Officers and Affiliates of MSV In This Transaction” on Annex B of this Prospectus.

COMPARISON OF RIGHTS OF HOLDERS OF MSV OPTIONS

AND HOLDERS OF SKYTERRA OPTIONS AND CERTAIN U.S. FEDERAL INCOME TAX

CONSEQUENCES OF OWNING SKYTERRA COMMON STOCK AND MSV LIMITED PARTNERSHIP INTERESTS

SkyTerra is incorporated in the State of Delaware and the rights of SkyTerra stockholders are governed by the Delaware General Corporation Law, or DGCL, and by SkyTerra’s restated certificate of incorporation and amended and restated bylaws. MSV is also organized under the laws of Delaware and the rights of holders of MSV limited partnership interests are currently governed by Delaware Revised Uniform Limited Partnership Act, or DRULPA, and MSV’s limited partnership agreement.

The following is a summary of the material differences between the rights of SkyTerra stockholders and the rights of holders of MSV limited partnership interests as well as a brief summary of certain U.S. federal income tax consequences relating to the ownership of such securities. Holders of MSV options participating in this offering will become stockholders of SkyTerra upon exercise of the SkyTerra options they receive in this offering, and will become subject to the restated certificate of incorporation and the amended and restated bylaws of SkyTerra, including the rights of SkyTerra stockholders as summarized below.

While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of SkyTerra stockholders and holders of MSV limited partnership interests and it is qualified in its entirety by reference to Delaware law and the various documents of SkyTerra and MSV referenced in this summary. In addition, the summary of tax consequences is not intended to be a complete discussion of all of the tax consequences of owning SkyTerra common stock and MSV limited partnership interests, and each holder of MSV options should consult its tax advisor with respect to the particular tax consequences to such holder of owning SkyTerra common stock and MSV limited partnership interests. You should carefully read this entire Prospectus and the other documents referenced in this Prospectus for a more complete understanding of the differences between being a stockholder of SkyTerra and being a securityholder of MSV. SkyTerra has filed with the SEC certain documents referred to in this Prospectus and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 47.

	SkyTerra	MSV
Management

Under the DGCL, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors, whose members are generally elected at each annual meeting of SkyTerra stockholders. SkyTerra’s bylaws provide for a board consisting of not less than one nor more than fifteen members.

The DGCL and SkyTerra’s bylaws provide that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum.

Under the DGCL, directors may be removed from office, with or without

MSV’s limited partnership agreement, or the MSV LP Agreement, provides that MSV’s general partner has full and exclusive authority to (1) transact any business in the name of MSV, (2) act for, or on behalf of MSV or (3) bind MSV. The general partner may be removed at any time, with or without cause, by limited partners of MSV holding at least a majority of the interests held by limited partners entitled to vote on any matter. Since SkyTerra currently owns approximately 99.3% of the outstanding limited partnership interests of MSV, or approximately 92.4% on a fully-diluted basis, and until such time as it no longer owns a majority of the limited partnership interests of MSV, the consent of SkyTerra will be required in order to remove the general

	SkyTerra	MSV
	cause, by a majority stockholder vote. SkyTerra’s restated certificate of incorporation provides that any director may be removed with or without cause.	partner of MSV. SkyTerra also owns 100% of the outstanding common stock of MSV GP, MSV’s current general partner.

SkyTerra’s restated certificate of incorporation permits the issuance of preferred stock. SkyTerra’s board of directors has the authority, in its sole discretion and without further stockholder approval, to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or series. Issuances of classes or series of preferred stock that have the right to elect a designated director or directors could adversely affect the ability of the holders of common stock to elect a majority of the SkyTerra board of directors.

Voting Rights	Under SkyTerra’s restated certificate of incorporation, the holders of SkyTerra voting common stock are entitled to one vote for each share held on the appropriate record date for all matters submitted to a stockholder vote.	Under the MSV LP Agreement, subject to the limited exceptions described herein, limited partners of MSV do not have any voting rights. All actions by MSV are controlled by MSV’s general partner, which is currently 100% owned by SkyTerra. MSV is managed by the board of directors of MSV GP, members of which currently may be elected solely by SkyTerra, subject to any contractual obligations it may have with respect to composition of the board.

Business Combinations / Reorganizations	The DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of	Neither the DRULPA nor the MSV LP Agreement contain any special provisions that apply to combinations, takeover attempts or other transactions with persons who have acquired a significant percentage of units. Transactions with affiliates are limited, however, by the indenture governing MSV’s outstanding debt securities.

	SkyTerra	MSV
stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three-year prohibition concerning a business combination is not applicable.

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. SkyTerra has not made that election, but it could do so at any time by amending its bylaws.

Amendments to Organizational Documents

Under the DGCL, the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

The DGCL provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well.

SkyTerra’s bylaws provide that the board of directors may also amend, alter or repeal the bylaws, or adopt new bylaws, by majority vote of directors without a vote of the stockholders.

Amendments to the MSV LP Agreement may be made only if approved by limited partners of MSV holding at least a majority of the interests held by limited partners entitled to vote on such amendment and, if such amendment would adversely affect the particular rights and interests of any limited partner disproportionately to the adverse effects of such action on the rights and obligations of other limited partners, such action shall also required the consent of such limited partner.

Since SkyTerra currently owns approximately 99.3% of the outstanding limited partnership interests of MSV, or approximately 92.4% on a fully-diluted basis, and for so long as SkyTerra continues to own a majority of the limited partnership interests of MSV, the MSV LP Agreement cannot be amended without the consent of SkyTerra. SkyTerra will not, however, be able to amend the MSV LP Agreement in a manner that adversely affects the particular rights and interests of any

	SkyTerra	MSV
limited partner disproportionately to the adverse effects of such action on the rights and obligations of other limited partners without the consent of such limited partner.

Dividends and Distributions

Under the DGCL, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

Under SkyTerra’s restated certificate of incorporation, the holders of SkyTerra voting common stock are entitled to receive, on a pro rata basis, dividends declared on the common stock by SkyTerra’s board of directors, out of legally available funds, unless any outstanding preferred stock has a preference over the common stock for these dividends.

Under the DRULPA, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. In such circumstances, the term “distribution” does not include amounts constituting reasonable compensation for present or past services or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.

Under the MSV LP Agreement, distributions on the limited partnership interests may be paid, to the extent permitted by the DRULPA, in the sole discretion of the general partner in accordance with each limited partners’ interest.

	SkyTerra has never paid cash dividends on its common stock.	MSV has never paid cash distributions on its limited partnership interests.

Limitations of Liability of Management

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(i) any breach of the director’s duty of loyalty to the corporation or its stockholders;

Under DRULPA, a partnership agreement may provide for the limitation or elimination of any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a general partner; provided, that a partnership agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

	SkyTerra	MSV

(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(iii) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(iv) any transaction from which the director derives an improper personal benefit.

SkyTerra’s restated certificate of incorporation provides that a director shall not be liable to SkyTerra or its stockholders for monetary damages for breach of fiduciary duty as a director, other than a breach of fiduciary duty as a director arising out of any of items (i)–(iv) above.

Under the MSV LP Agreement, no officer or director of MSV will be obligated for any debt, obligation or liability of MSV nor to MSV or any officer, director, affiliate or representative of MSV or its limited partners for any loss, damage or claim incurred by reason of any act or omission performed, or omitted to be performed, by such person in good faith on behalf of MSV in a manner reasonably believed to be within the scope of authority conferred on such person by the MSV LP Agreement, except in cases by reason of such person’s willful misconduct, fraud, gross negligence or breach of the MSV LP Agreement.

Indemnification	SkyTerra’s restated certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SkyTerra) by reason of the fact that he is or was a director, officer, employee or agent of SkyTerra, or is or was serving at the request of SkyTerra as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of SkyTerra, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that	Under the MSV LP Agreement, neither the general partner of MSV nor any of its officers, directors, employees or agents shall be liable, responsible or accountable to MSV or any limited partner for any act or omission performed or omitted pursuant to the authority granted to it under the MSV LP Agreement or by law, or for any claim, loss, cost, damage, liability, demand or expense (including, without limitation, attorneys’ fees), resulting from the performance of their duties under the MSV LP Agreement in accordance with the requirements of MSV LP Agreement; provided, however, that any such person shall be liable, accountable and responsible for their willful misconduct. MSV is required to indemnify the general partner, its officers, directors, employees and agents and hold them harmless from any claim, loss, cost, damage, liability, demand or expense (including, without limitation, attorneys’ fees and disbursements), incurred or sustained by them by reason of any act performed by them, or any omission by them for or on behalf of MSV and in furtherance of its interest, consistent with the requirements of the MSV LP Agreement, but this indemnity

	SkyTerra	MSV

the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of SkyTerra, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Any indemnification under the provisions of SkyTerra’s restated certificate of incorporation (unless ordered by a court) will be made by SkyTerra upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

will not require the limited partners to make any capital contribution therefor; provided, however, such indemnity shall not extend to the willful misconduct of any such person.

Inspection Rights	The DGCL allows any stockholder to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts of those materials during normal business hours, provided, that the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection, and the inspection is for a purpose reasonably related to the person’s interest as a stockholder.	The books of account of MSV, together with the MSV LP Agreement and MSV’s certificate of limited partnership, are open to inspection and examination by each limited partner and its duly authorized representative for any purpose reasonably related to the limited partner’s interest as a limited partner of MSV.

Dissenters’ or Appraisal Rights

The DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and instead to demand payment of the fair cash value of their shares.

Unless the corporation’s certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to an exchange offer or consolidation by a corporation, if the shares of the corporation are:

•        listed on a national securities exchange;

The DRULPA provides that a partnership agreement may provide contractual appraisal rights with respect to a partnership interest. Limited partners of MSV currently do not have appraisal rights.

	SkyTerra	MSV
• designated as a national market system security on an interdealer quotation system by the NASD; or

•        held by at least 2,000 stockholders of record unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Liquidation / Dissolution

Under the DGCL, unless the certificate of incorporation provides for the vote of a larger portion of the stock, dissolution of the corporation requires:

•        the approval of the board of directors; and

•        approval by holders of a majority of the outstanding voting shares of the corporation.

SkyTerra’s restated certificate of incorporation does not provide for a vote of a larger portion of the stock.

The MSV LP Agreement provides for dissolution upon the first to occur of (a) the consent of limited partners holding at least 80% of the outstanding limited partnership interests; (b) the occurrence of the resignation, withdrawal, dissolution, bankruptcy or insolvency of MSV’s general partner or the failure of holders of a majority of the outstanding limited partnership interests to agree to continue the partnership; or (c) a decree of dissolution by the Delaware Court of Chancery in the event it determines it is not reasonably practicable to carry on the business of MSV in conformity with the MSV LP Agreement.

Since SkyTerra currently owns approximately 99.3% of the outstanding limited partnership interests of MSV, or approximately 92.4% on a fully-diluted basis, and for so long as SkyTerra continues to own a majority of the limited partnership interests of MSV, SkyTerra would be able to provide for the dissolution of MSV under clauses (a) and (b) above.

Derivative Actions

Under the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•        state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s

Under the DRULPA, a holder of limited partnership interests may institute a legal action on behalf of MSV to recover damages from a third party or from the general partner if the general partner has failed to institute the action.

	SkyTerra	MSV
shares thereafter devolved on the plaintiff by operation of law; and

•        allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•        state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transferability

SkyTerra common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “SKYT.”

Participants in this offering will not be permitted, without the express permission of our board of directors or a duly authorized committee thereof, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein.

Notwithstanding the foregoing, in addition to any sale of shares of our common stock permitted with the express permission of our board of directors or a duly authorized committee thereof, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•        A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•        the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as

Transfers of limited partnership interests to third parties are generally subject to a right of first refusal whereupon the limited partners shall have the right to purchase, at the same price and upon the same terms and conditions, pro rata portions of such interests based upon such limited partner’s portion of the interests held by all limited partners other than the selling party.

Transfers of limited partnership interests are also subject to tag-along rights of the limited partners of MSV whereupon the terms and conditions of such transfer must include an offer by the third party transferee to the other limited partners, at a price calculated using the same methodology used to calculate the price of the selling party’s limited partnership interests taking into account the relative capital accounts and distribution rights of the tag along participants and on the same terms and conditions as the selling party has agreed to sell its limited partnership interests, to include in the transfer to the third party transferee a portion of limited partnership interests.

The above restrictions do not apply to certain limited rights to transfer limited partnership interests to family members who agree to become subject to the MSV LP Agreement, such holder of limited

SkyTerra	MSV

of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Further, this lockup will automatically expire over time commencing four months after:

•        a cash investment of not less than $300 million newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•        the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•        1/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released from the lockup four months following the occurrence of such event, and

•        remaining 2/3 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Upon release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering pursuant to the funding, strategic transaction and stock price releases, participants in this offering may effect sales of such released shares of SkyTerra common stock through any legally available means.

partnership interests’ security holders or a control party of such holder of limited partnership interests. Motient is also permitted under the MSV LP Agreement to transfer its remaining interests in MSV to SkyTerra.

Canadian residents who choose to participate in this offering, prior to the release of the lockup, or their termination, will remain entitled to exercise their MSV options in accordance with their terms. However, such Canadian participants who exercise their MSV options at any time prior to the release of the lockup, will be deemed to have withdrawn from participating in this offering and any MSV limited partnership interests acquired as a result of such exercise will not be transferable to any person other than SkyTerra and its subsidiaries, other than MSV and its subsidiaries.

	SkyTerra	MSV

Finally, SkyTerra common stock underlying the SkyTerra options received in this offering will be released from the lockup as follows:

•        1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2009, and

•        the remaining 1/2 of the SkyTerra common stock underlying the SkyTerra options held by a participant (as if the exchange occurred as of the date of the Prospectus) in this offering will be released on March 1, 2010.

Notwithstanding the release of shares of SkyTerra common stock issued upon exercise of the SkyTerra options received in this offering on March 1, 2009 and March 1, 2010, provided that no other lockup release event occurs, prior to May 1, 2010, participants in this offering may only effect sales of such released shares of SkyTerra common stock either through:

•        a SkyTerra approved privately negotiated transaction, which approval shall not be unreasonably withheld, conditioned or delayed, or

•        a SkyTerra sponsored sale program, which SkyTerra will be under no obligation to institute but which program, if instituted will be available equally and proportionately to all optionees.

See “This Offering—Lockup” for further description of the terms of the lockup, including ability to pledge released shares, calculation of the shares of SkyTerra common stock subject to release and sale of such common stock.

Fiduciary Duties	The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of	Under the DRULPA, the general partner owes fiduciary duties of good faith, loyalty and fair dealing to the holders of partnership interests in its management of MSV’s affairs. The duty of good faith

	SkyTerra	MSV

	Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.	requires the general partner to deal fairly and with candor with the holders of partnership interests. The duty of loyal requires that, without the limited partners’ consent, the general partner may not have any improper business or other interests that are adverse to the interests of MSV. The duty of fair dealing requires that all transactions between the general partner and MSV be fair both in the manner by which they are conducted and in the amount of the consideration received by MSV in the transaction.

Taxation of Security Interests

For U.S. federal income tax purposes, a holder of common stock in a corporation does not pay income tax on undistributed income of the corporation and any undistributed income of the corporation will not impact the holder’s tax basis in its common stock. The corporation will pay tax on its taxable income at corporate level rates.

For U.S. federal income tax purposes, distributions of cash or property from a corporation to a holder of common stock are generally taxable to the holder as a dividend to the extent of the holder’s proportionate share of the corporation’s current and accumulated earnings and profits, then as a tax-free return of the holder’s tax basis in the common stock and thereafter as capital gain.

For U.S. federal income tax purposes, net operating losses generated by the Company are not deductible to the stockholders but, subject to certain limitations, may be used by the Company to offset its taxable income.

For U.S. federal income tax purposes, a partner in a limited partnership is taxed currently on the partner’s distributive share of the taxable income of the limited partnership, and such partner’s tax basis in its partnership interest is correspondingly adjusted.

For U.S. federal income tax purposes, distributions of cash or property to a partner in a limited partnership reduce the partner’s tax basis in its partnership interest. Distributions of cash to a partner are generally treated as a tax-free return of the partner’s tax basis in its partnership interest (which includes the partner’s proportionate share of limited partnership debt), then as capital gain. A partner’s tax basis in any property distributed by the partnership to the partner will generally be equal to the partnership’s tax basis in the property immediately prior to the distribution, and the partner’s tax basis in its partnership interest will generally be decreased by a corresponding amount.

For U.S. federal income tax purposes, subject to certain limitations, a partner in a limited partnership is generally permitted to use its distributive share of partnership losses to offset income, up to the amount of the partner’s tax basis in its partnership interest. A partner’s tax basis in its partnership interest is generally reduced (but not below zero) to the extent of the partner’s distributive share of losses.

MANAGEMENT OF SKYTERRA

Directors and Executive Officers of SkyTerra

Please refer to Annex A for a list of the Directors and Executive Officers of SkyTerra.

Information relating to our executive officers and directors, including our audit committee and audit committee financial experts is in the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 29, 2008, and is incorporated herein by reference.

Executive Compensation

Information relating to our executive officer and director compensation is in the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 29, 2008, and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Information relating to compensation committee interlocks and insider participation is in the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 29, 2008, and is incorporated herein by reference.

Director Independence

Information relating to director independence is in the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 29, 2008, and is incorporated herein by reference.

Certain Relationships and Related Party Transactions

Information relating to certain relationships and related transactions of the Company is in the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 29, 2008, and is incorporated herein by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. We urge you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “strive,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and risk factors, our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q and elsewhere in this prospectus and the documents that are incorporated by reference. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. We disclaim any obligation to update these statements, or disclose any difference between our actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as our counsel in connection with this registration statement.

EXPERTS

The consolidated financial statements of SkyTerra Communications, Inc. appearing in SkyTerra Communications Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of SkyTerra Communications Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this document is a part, on Form S-4 with the SEC relating to the issuance of SkyTerra options in exchange for termination of MSV options and rights under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan. This document does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References herein to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we may file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Randy Segal

Senior Vice President,

General Counsel and Secretary

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information.”

The SEC allows us to “incorporate by reference” into this Prospectus the information we filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. Information that we file later with the SEC will automatically update and supersede this information. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of this offering shall be deemed incorporated by reference into this Prospectus from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the SEC, into this Prospectus provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which has been incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 28, 2008;

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2007 filed with the SEC on April 29, 2008;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 filed with the SEC on May 6, 2008;

•	Our Current Reports on Form 8-K filed with SEC on January 9, 2008 and April 10, 2008;

•	Our Current Report on Form 8-K filed with SEC on October 18, 2006, which includes a description of our capital stock; and

•	Our Definitive Proxy Statement for the Annual Meeting of Stockholders held on July 25, 2006, filed with the SEC on June 23, 2006.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

MISCELLANEOUS

This offering is being made solely by this Prospectus and the related Exchange Form and Option Agreement and is being made to holders of all outstanding options of MSV. We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering. If we become aware of any valid state or Canadian statute prohibiting the making of this offering, we will make a good faith effort to comply with any such state or Canadian statute. If, after making a good faith effort, we cannot comply with that state statute, this offering will not be made to (nor will tenders be accepted from or on behalf of) the holders of options in that state or Canada, as applicable. In any jurisdiction where the securities, blue sky or other laws require this offering to be made by a licensed broker or dealer, this offering shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No person has been authorized to give any information or make any representation on behalf of SkyTerra not contained in this Prospectus, or in the Exchange Form or the Option Agreement, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A

INFORMATION CONCERNING THE DIRECTORS

AND EXECUTIVE OFFICERS OF SKYTERRA

Executives

Alexander H. Good—Chief Executive Officer, President and Chairman. Mr. Good has been the Company’s Chief Executive Officer and President since December 2006. Mr. Good was elected to the Board of Directors of the Company on April 19, 2008 and became the Chairman of the Board of Directors on April 24, 2008. Mr. Good has served as MSV’s Chief Executive Officer, President and Vice Chairman of the Board since April 2004. In 2002 and 2003, prior to joining MSV, Mr. Good served as the Executive Chairman of Affinity Internet and Executive Chairman of Nexverse Networks, Inc., now Veraz Networks, Inc., and also served as a director of NextLevel Communications, Inc. Mr. Good was Chairman and CEO of @Link Networks, Inc. from 1999 to 2001. Mr. Good was Executive Vice President of Bell Atlantic Corporation (now Verizon) from 1997 to 1999. He served as Senior Vice President of Corporate Development of Bell Atlantic Corporation from 1995 to 1997 and was Chairman and CEO of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of Mtel Communications, Inc. and CEO of MTEL International from 1990 to 1994.

Scott MacLeod—Executive Vice President and Chief Financial Officer. Mr. MacLeod has been the Company’s Executive Vice President and Chief Financial Officer since December 2006. Mr. Macleod has served as MSV’s Executive Vice President and the Chief Financial Officer since January 2006. From May 2003 to January 2006, Mr. Macleod served as a Managing Director of Rothschild Inc. From May 1999 to January 2003, Mr. Macleod was Chief Corporate Development Officer of XO Communications, and from 1992 to 1999, worked in Merrill Lynch’s Global Communications Group, serving most recently as Managing Director of such group.

Randy S. Segal—Senior Vice President, General Counsel and Secretary. Ms. Segal has served as the Company’s Senior Vice President, General Counsel and Secretary since April 25, 2008. Ms. Segal has also been MSV’s Senior Vice President, General Counsel and Secretary since September 2004. From May 2001 to September 2004, Ms. Segal was Senior Vice President and General Counsel for Hughes Network Systems Inc. and served on Hughes Network Systems Inc.’s international subsidiaries’ boards of directors. Ms. Segal also served on the boards of directors of XM Satellite Radio Holdings Inc. from 1999 to 2002 and Mobile Satellite Ventures GP Inc. from 2000 to 2001. From 1992 to 2001, Ms. Segal was Senior Vice President and General Counsel of Motient Corporation. Ms. Segal practiced with Debevoise & Plimpton from 1983 prior to joining Motient Corporation in 1992. She also served as a Federal Law Clerk in the United States District Court, the Southern District of New York from 1981 to 1982 and in the Fifth Circuit United States Court of Appeals from 1982 to 1983.

James Wiseman—Vice President and Corporate Controller. Mr. Wiseman has been the Company’s Vice President and Corporate Controller since August 2007. From May 2005 through August 2007, Mr. Wiseman served as the Vice President Finance and Worldwide Controller of MicroStrategy, Inc. From August 2004 through May 2005, Mr. Wiseman served as Vice President Corporate Finance, and from March 2001 through August 2004 as Vice President Corporate Accounting and Reporting of Discovery Communication.

Directors

Jose A. Cecin, Jr.—Director. Mr. Cecin has served as a director of the Company since April 2008. Mr. Cecin is a Managing Director of BB&T Capital Markets, the investment banking division of BB&T Corporation, and is the Group Head of the firm’s Communications Investment Banking practice. Prior to joining BB&T Capital Markets in 2003, Mr. Cecin was a co-founder of Cambrian Communications where he served as Chief Operating Officer and a member of the board of directors. Prior to founding Cambrian in 1999, Mr. Cecin was on the founding team of Wave International, a company focused on financing and building telecommunications infrastructure in emerging markets. Prior to Wave International, Mr. Cecin served as Managing Director of Corporate Development at Bell Atlantic Corporation. Mr. Cecin has been a member of our Compensation Committee since April 29, 2008.

A-1

Jeffrey M. Killeen—Director. Mr. Killeen has been a member of the Board of Directors of the Company since October 1998. Since January 1, 2002, Mr. Killeen has been Chairman and Chief Executive Officer of Globalspec, Inc., an information services company. Mr. Killeen was the Chief Executive Officer of Forbes.com from August 1999 to March 2001. Prior to that, from January 1998 to March 1999, Mr. Killeen was the Chief Operating Officer of barnesandnoble.com. Before joining barnesandnoble.com, Mr. Killeen served as President and Chief Executive Officer of Pacific Bell Interactive Media from August 1994 to January 1998. Mr. Killeen serves on the board of directors of drugstore.com, Inc. Mr. Killeen also serves on our Audit Committee.

Paul S. Latchford, Jr.—Director. Mr. Latchford has served as a director of the Company since April 2008. Mr. Latchford is Co-Founder, President and Chief Executive Officer of Spencer Trask Media & Communications Group LLC. Prior to joining Spencer Trask in June 1999, Mr. Latchford served as Principal Vice President for Global Business Development in Bechtel Group, Inc. from February 1997 to June 1999. Beginning in the early 1990’s Mr. Latchford held several regional business development positions in Bell Atlantic International, Inc. and was appointed Vice President of Business Development for the Asia Pacific Region in 1994. Mr. Latchford has been a member of our Compensation Committee since April 29, 2008.

William F. Stasior—Director. Mr. Stasior has been a member of the Board of Directors of the Company since April 2000. Mr. Stasior was the Chairman and Chief Executive Officer of Booz Allen & Hamilton Inc., a management and technology consulting firm, from 1991 to 1999. Since October 1999, Mr. Stasior has been the Senior Chairman of Booz Allen. Mr. Stasior also serves on the boards of directors of OPNET Technologies, Inc., a software company that specializes in enhancing network performance for enterprises and service providers, and Vanu, Inc., a leading developer of software-defined radio technology. Mr. Stasior also serves on our Audit Committee.

Aaron J. Stone—Director. Mr. Stone has been a member of the Board of Directors of the Company since June 2005. Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds including the Apollo Stockholders, where he has worked since 1997. Mr. Stone also serves on the boards of directors of AMC Entertainment Inc., Hughes Communications and its subsidiary Hughes Network Systems LLC and MSV GP. Mr. Stone also serves on our Audit Committee.

Michael D. Weiner—Director. Mr. Weiner has been a member of the Board of Directors of the Company since June 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner also serves on the boards of directors of Hughes Communications, Inc.

A-2

ANNEX B

INTERESTS OF THE DIRECTORS,

EXECUTIVE OFFICERS AND AFFILIATES OF MSV

IN THIS TRANSACTION

The following table sets forth, as of May 8, 2008, certain information concerning beneficial shareholdings of the directors, executive officers and affiliates of MSV in MSV and SkyTerra, based on (i) 40,255,510 limited partnership interests of MSV outstanding as of May 8, 2008, (ii) 107,915,077 shares of common stock of SkyTerra outstanding as of May 8, 2008, and (iii) approximately 121.3 million shares of common stock of SkyTerra outstanding after giving effect to the issuance of SkyTerra options in connection with this offering. Assuming each individual chooses to participate in the exchange offering, the ownership percentages are calculated on an as converted basis.

Name	Number of Limited Partnership Interests of MSV Beneficially Owned(1)	Percentage of Outstanding Limited Partnership Interests of MSV	Number of SkyTerra Options to be received in this Offering	Number of shares of SkyTerra Common Stock Beneficially Owned following this Offering		Percentage of Outstanding Shares of SkyTerra Common Stock
Alexander H. Good	600,000	1.5%	1,692,000	2,692,000	(2)	2.4%
Scott Macleod	150,000	0.4%	423,000	1,023,000	(3)	0.9%
Peter D. Karabinis	150,000	0.4%	423,000	423,000		0.4%
Randy S. Segal	150,000	0.4%	423,000	423,000		0.4%
Jennifer A. Manner	60,000	0.1%	169,200	169,200		0.2%
John Mattingly	33,333	0.1%	94,000	94,000		0.1%
Drew Caplan	—	0.0%	—	175,000	(4)	0.2%
Gary M. Parsons	500,000	1.2%	1,410,000	1,410,000		1.3%
James A. Wiseman	—	0.0%	—	—		0.0%
Donald H. Gips	62,500	0.2%	176,250	176,250		0.2%
Aaron J. Stone	—	0.0%	—	25,000	(5)	0.0%
Paul S. Latchford, Jr.	—	0.0%	—	—		0.0%
Jose A. Cecin, Sr.	—	0.0%	—	—		0.0%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of May 8, 2008.
(2)	This amount includes 1,000,000 shares of SkyTerra common stock beneficially owned prior this offering.
(3)	This amount includes 600,000 shares of SkyTerra common stock beneficially owned prior this offering.
(4)	This amount represents shares of SkyTerra common stock beneficially owned prior this offering.
(5)	This amount includes 25,000 shares of SkyTerra common stock beneficially owned prior this offering.

B-1

PROSPECTUS

SkyTerra Communications, Inc.

Revised Offer by SkyTerra Communications, Inc.

to Issue

Options to Purchase

Shares of Common Stock

of

SkyTerra Communications, Inc.

for

the Termination of Outstanding Options to Purchase

Limited Partnership Interests

of

Mobile Satellite Ventures LP

May 15, 2008